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                                                                   EXHIBIT 2.1.2

                               DRAFT JULY 30, 2003

                              SENIOR LOAN AGREEMENT

                CENTENNIAL SPECIALTY FOODS CORPORATION, BORROWER

                                 JAMES E. LEWIS
                                       AND
                                 JANIS M. LEWIS,
                                    AS LENDER

                              ______________, 2003

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                              SENIOR LOAN AGREEMENT

         This SENIOR LOAN AGREEMENT, dated as of __________, 2003, is between Centennial Specialty Foods Corporation, a Delaware corporation (the "Borrower" or the "Company") and James E. Lewis ("JEL") and Janis M. Lewis (collectively, the "Lender") (all other capitalized terms used herein are defined in Section
1.1 below).

                                    RECITALS:

         A. In connection with Borrower's acquisition of Stokes Ellis Foods, Inc., formerly known as Lewis Foods, Inc., a Delaware corporation, of which Lender is the sole shareholder, Borrower is issuing to Lender senior debentures in the total principal amount of $10,000,000, as consideration for such acquisition; and

         B. The parties are entering into this Loan Agreement to set forth all of the terms and conditions applicable the debentures and the indebtedness evidenced thereby.

         NOW, THEREFORE, it is agreed as follows:

                                    ARTICLE I

                         DEFINITIONS AND DETERMINATIONS

         1.1 Definitions. As used in this Loan Agreement, unless otherwise expressly indicated herein, the following terms shall have the following meanings:

         Action: the commencement or prosecution of any legal proceeding, in any forum, whether in a court of law or arbitration tribunal, any actions to enforce obligations under a loan document, and/or attempts to obtain further security or to foreclose against a security interest, to enforce respective rights under any loan document.

         Accounts: means all of the Borrower's accounts, as such term is defined in the UCC, including each and every right of the Borrower to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by the Borrower or by some other person who subsequently transfers such person's interest to the Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all Liens) which the Borrower may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor

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or other obligor; all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

         Account Debtor: means any Person obligated on any Account of Borrower, including without limitation, any self-insured employer or any Insurer.

         Accountants: Ehrhardt Keefe Steiner & Hottman PC or any other independent certified public accounting firm selected by Borrower and reasonably satisfactory to Lender.

         Accounting Changes: has the meaning set forth in Section 1.3 of this Loan Agreement.

         Acquisition: the purchase of in excess of 50% of the capital stock of any Person by any other Person (other than an acquisition by Lender of additional shares of stock of Borrower), whether by transfer of outstanding shares or through a new issuance, or through a tender or exchange offer, merger or other business combination, and the sale or disposition of assets (including by way of merger) constituting in excess of 25% of the Consolidated Assets of such Person as of the date of such sale or disposition.

         ADA: the Americans with Disabilities Act of 1990, as amended, any successor statute thereto, and the rules and regulations issued thereunder, as in effect from time to time.

         Affiliate: with respect to Borrower (or any other specified Person), any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with Borrower (or such specified Person) and shall include (a) any officer or director or of Borrower (or such specified Person), (b) any Person of which Borrower (or such specified Person) or any Affiliate (as defined in clause (a) above) of Borrower (or such specified Person) shall, directly or indirectly, beneficially own either (i) at least 10% of the outstanding equity securities having the general power to vote, or (ii) at least 10% of the interests, or (c) any Person directly or indirectly controlling Borrower (or such specified Person) through a management agreement, voting Agreement or other contract.

         Assignee: has the meaning set forth in Section 10.2.1 of this Loan Agreement.

         Assignment and Acceptance: has the meaning set forth in Section 10.2.1 of this Loan Agreement.

         Bankruptcy Code: the United States Bankruptcy Code and any successor statute thereto, and the rules and regulations issued thereunder, as in effect from time to time.

         Benchmark: has the meaning set forth in Section 5.10 of this Loan Agreement.

         Borrower: Centennial Specialty Foods Corporation, a Delaware corporation.

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         Borrower's Business: the authorized business and activities of
Borrower, and that of its subsidiaries, including the marketing, sale and distribution of ethnic Southwestern canned sauces and food products under the Stokes(R) and Ellis(R) brands and/or in the name of Borrower.

         Borrower's Obligations: any and all Indebtedness due or to become due, now existing or hereafter arising, under this Loan Agreement and the Debentures from Borrower to Lender.

         Budget: means a monthly budget prepared by the Borrower, consisting of the Cash Flow Budget, a Consolidated balance sheet, and Consolidated statements of operations, cash flows and stockholders' equity, each subject to the prior approval of the Lender, in Lender's sole and absolute discretion (which shall be deemed approved if not objected to by the Lender within 30 days following Lender's receipt), delivered to the Lender by (i) the Closing Date, covering the remainder of the fiscal year 2003 and all of the fiscal years 2004, 2005 and 2006 and (ii) thirty days prior to the end of fiscal year 2003 and any succeeding fiscal year, covering in each case the next three immediate succeeding consecutive fiscal years. The initial Budget is attached hereto as Exhibit A.

         Budgeted Amount: means, for any budget category in any month, the amount for such category as set forth in the Budget; unless the Lender approves a new Budget for any subsequent fiscal year, the Budgeted Amount shall be zero for such fiscal year.

         Business Day: any day other than a Saturday, Sunday or other day on which banks in New York, New York are required to close.

         Business Insurance: all property, casualty, business interruption and other insurance maintained by the Obligors.

         Capital Stock: collectively, all of the issued and outstanding capital stock, warrants, options and other equity interests of the Obligors.

         Capitalized Lease: any lease of Property, the obligations for the rental of which are required to be classified and accounted for as a capital lease on the balance sheet in accordance with GAAP.

         Capitalized Lease Obligations: the amount of the liability reflecting the aggregate discounted amount of future payments under all Capital Leases calculated in accordance with GAAP, including Statement Nos. 13 and 98 of the Financial Accounting Standards Board.

         Cash Flow Budget: means a monthly cash flow budget prepared by the Borrower, subject to the prior approval of the Lender, in Lender's sole and absolute discretion (which shall be deemed approved if not objected to by the Lender within 30 days following Lender's receipt), delivered to the Lender by
(i) the Closing Date, covering the remainder of the fiscal year 2003 and all of the fiscal years 2004, 2005 and 2006 and (ii) thirty days prior to the end of fiscal year 2003 and any succeeding fiscal year, covering in each case the next three immediate succeeding consecutive fiscal years. The initial Cash Flow Budget is attached hereto as Exhibit B.

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         Change in Control: means the acquisition (whether publicly or otherwise) of Common Stock of Borrower, or beneficial ownership thereof, by any Person, acting alone or as part of a "group" (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) exceeding 5% of the outstanding Common Stock, with a stated intention to acquire or affect control of Borrower or influence the management, Board of Directors or policies of Borrower..

         Chief Financial Officer: the chief financial officer of Borrower, who is a duly elected officer of Borrower.

         Closing and Closing Date: mean the date on which the transactions set forth under the Stock Purchase Agreement are closed (which is the date that the documents are released and delivered from escrow in accordance with Section 3.8 of the Stock Purchase Agreement).

         Code: the Internal Revenue Code of 1986, as amended, and any successor statute thereto, and the rules and regulations issued thereunder, as in effect from time to time.

         Common Stock: the class of voting shares of common stock of Borrower which shares at the date hereof are, or will be after the closing of the Public Offering, publicly traded on the Nasdaq SmallCap Market.

         Commitment: with respect to Lender, such Lender's obligations to extend all or a portion of the Loan. The original Commitments are set forth in the Register and the subsequent Commitments will be recorded from time to time in the Register.

         Company: has the meaning assigned to that term in the preamble to this Loan Agreement.

         Competitive Business: means any business that competes with the Borrower or any of the Obligors in the business of marketing, selling and distributing canned Southwestern food products and, in particular, canned green chile sauce. In the event the Borrower acquires any other entity conducting business within the food products industry not otherwise specified above, any additional operations, products or services provided by such acquired entity shall thereafter be included within the definition of a Competitive Business; provided, however, that if any Assignee or Lender acquires or owns an interest in an entity which only becomes a Competitive Business as a result of an acquisition of an entity by Borrower after the date of this Loan Agreement, the Assignee or Lender shall not be required to dispose of such ownership interest unless such Competitive Business competes with the business of the Borrower or any of the Obligors as of the date hereof.

         Confidential Information: all information or material disclosed or provided by the Borrower to Lender, either orally or in writing, or obtained by Lender from a third party or any other source, concerning any aspect of the business or affairs of the Borrower or its "affiliates" (as such term is defined in Rule 12b-2 under the Exchange Act), including without limitation, any information or material pertaining to products, formulae, specifications, designs, processes, plans, policies, procedures, employees, work conditions, legal and regulatory affairs, assets,

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inventory, discoveries, trademarks, patents, manufacturing, packaging, distribution, sales, marketing, expenses, financial statements and data, customer and supplier lists, raw materials, costs of goods and relationships with third parties. Confidential Information also includes any notes, analyses, compilations, studies or other material or documents prepared by Lender which contain, reflect or are based, in whole or in part, on the Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include information or material that (i) is publicly available or becomes publicly available through no action or fault of Lender, (ii) was already in Lender's possession or known to Lender prior to being disclosed or provided to Lender by or on behalf of the Borrower, provided, that, the source of such information or material was not bound by a contractual, legal or fiduciary obligation of confidentiality, known to Lender, to the Borrower or any other party with respect thereto, or (iii) was or is obtained by Lender from a third party, provided, that, such third party was not bound by a contractual, legal or fiduciary obligation of confidentiality to the Borrower or any other party with respect to such information or material that is known to Lender.

         Consolidated and Consolidating: when used with reference to any term, mean that term as applied to the accounts of Borrower (or other such Person) and all of its Subsidiaries (or other specified group of Persons), or such of its Subsidiaries as may be specified, consolidated (or combined) or consolidating (or combining), as the case may be, in accordance with GAAP and with appropriate deductions for minority interests in Subsidiaries.

         Consolidated Amortization Expense: for any Person means, for any period, the consolidated amortization and impairment expense of such Person for such period (including amortization of any step-up in value of inventory or other assets as may be required by purchase accounting and any charges for impairment of intangible assets), determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.

         Consolidated Assets: at any date, all amounts carried as assets on the balance sheet of Borrower and its Subsidiaries determined in accordance with GAAP on a Consolidated basis.

         Consolidated Capital Expenditures: for any Person means, for any period, the aggregate expenditures during that period for any fixed assets or improvements, or for replacements; substitutions or additions thereto, which have a useful life of more than one year and which are or should be reflected on such Person's consolidated statement of cash flows as capital expenditures of such Person and its consolidated Subsidiaries, determined in conformity with GAAP, but excluding expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored, (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, or (iii) with regard to equipment that is purchased simultaneously with the trade-in of existing equipment, fixed assets or improvements, to the extent of the credit granted by the seller of such equipment for the trade-in of such equipment, fixed assets or improvements; provided that Consolidated Capital Expenditures shall in any event include the purchase price paid in connection with the acquisition of any other Person (including through the purchase of all of the capital stock or other ownership interest of such Person or through merger or consolidation) to the extent allocable to property, plant and equipment.

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         Consolidated Depreciation Expense: for any Person means, for any period, the consolidated depreciation expense of such Person for such period, determined on a consolidated basis for such Person and its consolidated Subsidiaries in conformity with GAAP.

         Consolidated EBITDA: for any Person means, without duplication, for any period, the sum of the amounts for such period of (i) Consolidated Net Income,
(ii) Consolidated Tax Expense, (iii) Consolidated Interest Expense, (iv) Consolidated Depreciation Expense, (v) Consolidated Amortization Expense and
(vi) consolidated stock compensation expense on a non-cash basis; provided that the sums included in clauses (ii) through (vi) shall be added back only to the extent deducted in calculating Consolidated Net Income.

         Consolidated Interest Expense: for any Person shall mean, for any period, total interest expense (including that attributable to Capital Leases in accordance with GAAP) of such Person and its Subsidiaries on a consolidated basis net of interest income with respect to all outstanding Indebtedness of such Person and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, but excluding, however, any amortization of deferred financing costs, all as determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP.

         Consolidated Net Income: for any Person means, for any period, the net income (or loss) of such Person and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined on a consolidated basis for such Person and its consolidated Subsidiaries in conformity with GAAP; provided, however, that there shall be excluded (i) the income (or loss) of any other Person (other than consolidated Subsidiaries of such Person) in which any third Person (other than such Person or any of its consolidated Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually received by such Person or any of its consolidated Subsidiaries from such other Person during such period, (ii) the income (or loss) of any other Person accrued prior to the date it becomes a consolidated Subsidiary of such Person or is merged into or consolidated with such Person or any of its consolidated Subsidiaries or such other Person's assets are acquired by such Person or any of its consolidated Subsidiaries, (iii) the income of any consolidated Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by that consolidated Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement (other than this Loan Agreement), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that consolidated Subsidiary, and (iv) Consolidated net gains and losses from asset sales with respect to such period.

         Consolidated Tax Expense: for any Person means, for any period, the consolidated tax expense of such Person for such period, determined on a consolidated basis for such Person and its consolidated Subsidiaries in conformity with GAAP.

         Debentures: the Debentures executed and issued by the Borrower dated [___________], 2003 and delivered to the Lender, the form of which is attached hereto as Exhibit C, to evidence

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the Loan made pursuant to the terms of this Loan Agreement, together with any renewals, extensions or modifications thereof.

         Debtor Party: has the meaning set forth in Section 6.2 of this Loan Agreement.

         Default: means any Event of Default and any event or condition which with the passage of time or giving of notice, or both, would become an Event of Default, including the filing against the Borrower or any other Obligor of a petition commencing an involuntary case under the Bankruptcy Code.

         Default Rate:  a rate equal to 18% per annum.

         Default Rate Period: a period of time commencing on the date that an Event of Default has occurred and ending on the date that such Event of Default is cured or waived.

         Employee Benefit Plan: any employee benefit plan within the meaning of
Section 3(3) of ERISA which (i) is maintained for employees of Borrower or any ERISA Affiliate, or (ii) has at any time within the preceding six years been maintained for the employees of Borrower or any current or former ERISA Affiliate.

         Environmental Laws: any and all federal, state and local laws that relate to or impose liability or standards of conduct concerning public or occupational health and safety or protection of the environment, as now or hereafter in effect and as have been or hereafter may be amended or reauthorized, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C Section 9601 et seq.), the Hazardous Materials Transportation Act (42 U.S.C. Section 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Clean Air Act (42 U.S.C. Section 7901 et seq.), the National Environmental Policy Act (42 U.S.C.
Section 4231, et seq.), the Refuse Act (33 U.S.C. Section 407, et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300(f) et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), and all rules, regulations, codes, ordinances and guidance documents promulgated or published thereunder, and the provisions of any licenses, permits, orders and decrees issued pursuant to any of the foregoing.

         ERISA: the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations issued thereunder, as in effect from time to time.

         ERISA Affiliate: any Person who is a member of a group which is under common control with any Borrower, who together with any Borrower is treated as a single employer within the meaning of Section 414(b), (c) and (m) of the Code.

         Equipment: all of the Borrower's equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and

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recordkeeping equipment, parts, tools, supplies, and including specifically
(without limitation) the goods described in any equipment schedule or list herewith or hereafter furnished to the Lender by the Borrower.

         Event of Default: any of the Events of Default set forth in Section 7.1 of this Loan Agreement.

         Excess Cash Flow: means, for any fiscal quarter listed in the applicable Cash Flow Budget, the difference between (i) the actual total net cash flow recorded by the Borrower on a Consolidated basis in the Borrower's statement of cash flows for the applicable period, minus (ii) the Budgeted Amount listed in the line item titled "Budgeted Cash Flow" for the applicable quarter in the applicable Cash Flow Budget.

         Excess Cash Flow Test: has the meaning set forth in Section 2.5.3.1 of this Loan Agreement.

         Funding Date: the date of the funding of the Loan.

         GAAP: generally accepted accounting principles as in effect from time to time, which shall include but shall not be limited to the official interpretations thereof by the Financial Accounting Standards Board or any successor thereto.

         General Intangibles: means all of the Borrower's general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including (without limitation) all present and future patents, patent applications, copyrights, trademarks, trade names, trade secrets, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use the Borrower's name, and the goodwill of the Borrower's business.

         Good Funds: United States Dollars available in Federal funds to Lender at or before 2:00 p.m., New York time, on a Business Day.

         Governmental Body: any foreign, federal, state, municipal or other government or any department, commission, board, bureau, agency, public authority or instrumentality thereof or any court or arbitrator.

         Guarantee: with respect to Obligors (or other specified Person):

                  (a) any guarantee by Obligors (or such specified Person) of the payment or performance of, or any contingent obligation by Obligors (or such specified Person), in respect of any Indebtedness or other obligation of any primary obligor;

                  (b) any other arrangement whereby credit is extended to a primary obligor on the basis of any promise or undertaking of Obligors (or such specified Person), including any binding "comfort letter" or "keep well arrangement" written by Obligors (or such specified Person), to a creditor or prospective creditor of such primary obligor, to (i) pay the Indebtedness of such primary obligor, (ii) purchase an obligation owned by such primary obligor,
(iii) pay for

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the purchase or lease of assets or services regardless of the actual delivery thereof, or (iv) maintain the capital, working capital, solvency or general financial condition of such primary obligor;

                  (c) any liability of Obligors (or such specified Person), as a general partner of a partnership in respect of Indebtedness or other obligations of such partnership;

                  (d) any liability of Obligors (or such specified Person) as a joint venturer of a joint venture in respect of Indebtedness or other obligations of such joint venture;

                  (e) any liability of Obligors (or such specified Person) with respect to the tax liability of others as a member of a group (other than a group consisting solely of Borrower and its Subsidiaries) that is consolidated for tax purposes; and

                  (f) reimbursement obligations, whether contingent or matured, of Obligors (or such specified Person) with respect to letters of credit, bankers acceptances, surety bonds, other financial guarantees and interest rate protection agreements, in each case whether or not any of the foregoing are reflected on the balance sheet of Obligors (or such specified Person) or in a footnote thereto; provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee and the amount of Indebtedness resulting from such Guarantee shall be the maximum amount that the guarantor may become obligated to pay in respect of the obligations (whether or not such obligations are outstanding at the time of computation).

         Guarantor: each of Stokes Canning Company and Stokes Ellis Foods, Inc., formerly known as Lewis Foods, Inc.

         Guaranty Agreement: each of the guaranty agreements to be executed by Stokes Canning Company and Stokes Ellis Foods, Inc., formerly known as Lewis Foods, Inc. to fully and unconditionally guarantee all obligations of the Borrower under the Loan Agreement and the Debentures.

         Hazardous Materials: any hazardous, toxic, dangerous or other waste, substance or material defined as such in, regulated by or for purposes of any Environmental Law.

         Holders: with respect to Borrower's Obligations to Lender, means the Lender, his successors and assigns, including Assignees.

         Incipient Default: any event or condition which, with the giving of notice or the lapse of time, or both, would become an Event of Default.

         Indebtedness: all liabilities, obligations and reserves, contingent or otherwise, which, in accordance with GAAP, would be reflected as a liability on a balance sheet or would be required to be disclosed in a financial statement, including, without duplication: (i) Non-Recourse Indebtedness and Permitted Senior Indebtedness, (ii) obligations secured by any Lien upon Property, (iii) guaranties, letters of credit and other contingent obligations, (iv) liabilities in respect of unfunded vested benefits under any Pension Plan or in respect of withdrawal liabilities

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incurred under ERISA by Borrower or any ERISA Affiliate to any Multiemployer
Plan, (v) all trade payables, and (vi) all accrued tax and other liabilities. All of the items in (i) through (v) above shall be computed and valued in accordance with GAAP.

         Intellectual Property: means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all-goodwill associated therewith, and all applications registrations, and renewals in connection therewith; (iii) all copyrightable works, all copyrights: and all applications, registrations, and renewals in connection therewith; (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); (vi) all other proprietary rights; and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

         Interest Rate: the rate of ten percent (10.00%) per annum, simple interest.

         Inventory: means all of the Borrower's inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

         Investment Property: means all of the Borrower's investment property, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.

         Leases: the leases of real property described in Exhibit 3.4.2.

         Leasehold Property: any real estate which is the subject of a Lease under which any Obligor is the lessee.

         Lender: the Person listed as lender on the signature page hereto, and such other Persons who may from time to time own a Percentage Interest in the Borrower's Obligations under this Loan Agreement. As used herein, Lender shall include, where applicable, the plural thereof.

         Lender's Security Interest: the security interest of Lender with respect to the Secured Assets, which secure Borrower's Obligations under the Debentures and the Loan Agreement.

         Lien: any mortgage, pledge, assignment, lien, charge, encumbrance or security interest of any kind, or the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or other title retention agreement.

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         Liquidity Event: (i) a Change in Control of Borrower, (ii) an
Acquisition of Borrower, or (iii) a liquidation or dissolution of Borrower.

         Loan: the loan to be made by Lender to Borrower in the principal amount of $10,000,000, subject to the terms and conditions of this Loan Agreement and the Debentures.

         Loan Agreement: this Senior Loan Agreement dated [___________], 2003.

         Loan Assignment: the sale, transfer or assignment by a Lender of (i) any portion of Lender's interest in Borrower's Obligations, and (ii) any of Lender's other rights under any of the Loan Instruments.

         Loan Instruments:

                  (i)      this Loan Agreement;

                  (ii)     Debentures, each dated [____________], 2003;

                  (iii)    the Guaranty Agreements;

                  (iv)     the security agreements executed by the Guarantors;
                           and

                  (iii) other instruments and documents as Lender reasonably may require in connection with the transactions contemplated by this Loan Agreement.

         Management Team: means the executive officers and directors of the Borrower as of the date of Closing.

         Material Contracts: all material contracts, agreements, commitments or arrangements, whether oral or written, of the Borrower and any of its Subsidiaries, including, without limitation, all servicing agreements, sub-servicing agreements, leases (whether real property or personal property), pooling and servicing agreements, underwriting agreements, dealer affiliation agreements, employment and other agreements with management, joint venture agreements, partnership agreements, agreements, instruments and other documents evidencing Indebtedness and all other material agreements and commitments (including, without limitation, all agreements, commitments or arrangements involving, in any instance, any obligation of the Borrower or any of its Subsidiaries to pay an amount in excess of $20,000, or the breach or termination of which could have a Material Adverse Effect).

         Material Adverse Effect: (i) a material adverse effect upon the business, operations, Property or financial condition of Borrower, or (ii) a material impairment of the ability of any Obligor to perform its obligations under any Loan Instrument.

         Maturity Date: means ________, 2013.

         Minimum Tangible Net Worth: means Consolidated Tangible Assets of the Obligors, less liabilities of the Obligors.

         Multiemployer Plan: any multiemployer plan as defined pursuant to
Section 3(37) of ERISA to which Borrower or any ERISA Affiliate makes, or accrues an obligation to make contributions, or has made, or been obligated to make, contributions within the preceding six years.

         NASDAQ: The NASDAQ Stock Market, Inc.

         Non-Payment Default: has the meaning set forth in Section 6.3.1 of this Loan Agreement.

         Non-Recourse Indebtedness: Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 90 days after the acquisition of such property, and (ii) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to the Borrower or any other Person for (i) environmental warranties and indemnities, or (ii) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the Borrower from secured assets to be paid to the lender, waste and mechanics' liens.

         Obligor: any of the Obligors.

         Obligors: collectively, Borrower and the Subsidiaries.

         Owned Property: the real property listed on Exhibit 3.4.3 of this Loan Agreement.

         Parties: collectively, Lender and the Borrower.

         Payment Blockage Period: has the meaning set forth in Section 6.3.1 of this Loan Agreement.

         Payment Default: has the meaning set forth in Section 6.3.1 of this Loan Agreement.

         PBGC: the Pension Benefit Guaranty Corporation or any Governmental Body succeeding to the functions thereof.

         Pension Plan: any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Part 3 of Title I of ERISA, Title IV of ERISA, or Section 412 of the Code and which (i) is maintained for employees of Borrower or any ERISA Affiliate, or (ii) has at any time within the preceding six years been maintained for the employees of Borrower or any of its current or former ERISA Affiliates.

         Percentage Interest: with respect to Lender, the Commitment of such Lender with respect to the respective portion of the Borrower's Obligations under this Loan Agreement. For purposes of determining votes of consents by the Lender, the Percentage Interest of Lender shall be computed based upon the ratio that the respective Commitments of such Lender bears to the total Commitments of all Lenders as from time to time in effect and reflected in the Register.

         Permitted Liens: any of the following Liens:

                  (a)      the Permitted Senior Indebtedness Liens;

                  (b) Liens for taxes or assessments and similar charges, which either are (A) not delinquent, or (B) being contested diligently and in good faith by appropriate proceedings, and as to which the applicable Obligor has set aside reserves on its books which are satisfactory to Lender;

                  (c) statutory Liens, such as mechanic's, materialman's, warehouseman's, carrier's or other like Liens, incurred in good faith in the ordinary course of business, provided that the underlying obligations relating to such Liens are paid in the ordinary course of business, or are being contested diligently and in good faith by appropriate proceedings and as to which the applicable Obligor has set aside reserves on its books reasonably satisfactory to Lender, or the payment of which obligations are otherwise secured in a manner reasonably satisfactory to Lender;

                  (d) zoning ordinances, easements, licenses, reservations, provisions, covenants, conditions, waivers or restrictions on the use of Property and other title exceptions, in each case, that are reasonably acceptable to Lender;

                  (e) Liens in respect of judgments or awards with respect to which no Event of Default would exist pursuant to Subsection 7.1.6; and

                  (f) Liens to secure payment of insurance premiums (A) to be paid in accordance with applicable laws in the ordinary course of business relating to payment of worker's compensation, or (B) that are required for the participation in any fund in connection with worker's compensation, unemployment insurance, pensions or other social security programs.

         Permitted Senior Indebtedness: Indebtedness, other than Borrower's Obligations to Lender, incurred by any Obligor to purchase tangible personal property or Indebtedness incurred to lease tangible personal property pursuant to Capitalized Leases, the purchase price of which shall not exceed the fair market value of such property.

         Permitted Senior Indebtedness Liens: Liens that secure Permitted Senior Indebtedness.

         Person: any individual, firm, corporation, limited liability company, business enterprise, trust, association, joint venture, partnership, Governmental Body or other entity, whether acting in an individual, fiduciary or other capacity.

         Prepayment Premium: has the meaning set forth in Section 2.5.2 of this Loan Agreement.

         Principal Balance: the unpaid principal balance of the Loan or any specified portion thereof outstanding from time to time.

         Prior Year: has the meaning set forth in Section 5.18 of this Loan Agreement.

         Property: all types of real, personal or mixed property and all types of tangible or intangible property.

         Public Offering: the offering on the Nasdaq SmallCap Market of approximately 1,550,000 shares of the Company's common stock, at a minimum per share price of $5.00, in an offering to be registered under the Securities Act of 1933 (the "Securities Act"), as amended, and to be underwritten by J.P. Turner & Company, LLC.

         Qualified Account: means an Account of Borrower or any of its subsidiaries generated in the ordinary course of business from the sale of goods and that is not more than 30 days past due.

         Qualified Depository: a member bank of the Federal Reserve System having a combined capital and surplus of at least $100,000,000.

         Register: a register maintained by the Borrower at its offices for the recordation of the names and addresses of the Lenders which assume rights and obligations pursuant to the assignment provisions of Section 10.2 of this Loan Agreement.

         Regulation S-X: the regulatory scheme governing accounting disclosure adopted under the Securities Act, as amended and known as Regulation S-X.

         SEC: the Securities and Exchange Commission.

         SEC Documents: means all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including all exhibits, schedules and other information included or incorporated by reference therein) which are filed or are required to be filed by the Borrower (or any of its Subsidiaries) with the SEC under the Securities Act, the Exchange Act or the rules and regulations promulgated thereunder, and all applications, filings, reports and other documents which are filed or are required to be filed by the Borrower with NASDAQ, or other applicable stock market.

         Secured Assets: means all of the Borrower's Accounts, chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, and letters of credit; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (v) all collateral subject to the Lien of any security document; (vi) any money, or other assets of the Borrower that now or hereafter come into the possession, custody, or control of the Lender; (vii) any key man life insurance now or hereafter maintained on the officers of the Borrower; and (viii) proceeds of any and all of the foregoing.

         Stock Purchase Agreement: means the Stock Purchase Agreement dated June 20, 2003, by and among Borrower, Stokes Ellis Foods, Inc. and Lender.

         Subsidiary: any Person of which Borrower (or such specified Person) shall at the time, directly or indirectly through one or more of its Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, joint venture or similar interest, or (c) be a general partner or joint venturer, including, but not limited to, Stokes Ellis Foods, Inc., formerly known as Lewis Foods, Inc., a Delaware corporation, and its subsidiary, Stokes Canning Company, a Colorado corporation.

         Tangible Assets: means total assets less intangible assets as calculated in accordance with GAAP.

         Termination Event: (i) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder; or (ii) the withdrawal of Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001 (a) (2); or (iii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under
Section 4041 of ERISA; or (iv) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC; or
(v) any other event or condition which would constitute grounds under Section 4042 (a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (vi) the partial or complete withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan; or (vii) the imposition of a lien pursuant to Section 412 of the Code or Section 302 of ERISA; or (viii) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; or (ix) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

         Total Debt: as of any applicable date, the sum of Borrower's Obligations as of such date.

         UCC: means the Uniform Commercial Code as in effect from time to time in the state designated in Section 13.13 as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

         United States Dollars: means such currency of the United States of America as at the time shall be legal tender therein for the payment of public and private debts. References to "Dollars" or "$" mean United States Dollars.

         1.2 Time Periods. In this Loan Agreement and the other Loan Instruments, in the computation of periods of time from a specified date to a later specified date, (i) the word "from" means "from and including," (ii) the words "to" and "until" each mean "to, but excluding," and (iii) the words "through," "end of" and "expiration" each mean "through and including." Unless otherwise specified, all references in this Loan Agreement and the other Loan Instruments to (i) a "month" shall be deemed to refer to a calendar month, (ii) a "quarter" shall be deemed to refer to a calendar quarter, and (iii) a "year" shall be deemed to refer to a calendar year.

         1.3 Accounting Terms and Determinations. All accounting terms not specifically defined herein shall be construed, all accounting determinations hereunder shall be made and all financial statements required to be delivered pursuant hereto shall be prepared in accordance with GAAP as in effect at the time of such interpretation, determination or preparation, as applicable, unless otherwise required by Regulation S-B, Regulation S-X, associated Staff Accounting Bulletins and concurred to by the Accountants. In the event that any "Accounting Changes" (as hereinafter defined) occur and such changes result in a change in the method of calculation of financial covenants, standards or terms contained in this Loan Agreement then Borrower and Lender agree to enter into negotiations to amend such provisions of this Loan Agreement so as to reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Borrower shall be the same after such Accounting Changes as if such Accounting Changes had not been made. For purposes hereof, "Accounting Changes" shall mean (i) changes in generally accepted accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or any successor thereto) or other appropriate authoritative body, and (ii) changes in accounting principles as approved by the Accountants.

         1.4      References. All references contained in this Loan Agreement
(i) to "Article," "Section," "Subsection," "Subparagraph," "Clause" or "Exhibit," unless otherwise indicated, shall be deemed to refer to an Article, Section, Subsection, Subparagraph, Clause or Exhibit, as applicable, of this Loan Agreement, (ii) to any Loan Instrument at any given time shall be to such Loan Instrument as the same shall have been amended, supplemented, restated or otherwise modified as of such time, and (iii) to "Lender" shall be deemed to refer to "Lenders" if at or subsequent to the Closing there shall be multiple Lenders in the Register.

         1.5 Lender's Discretion. Whenever the terms "satisfactory to Lender," "determined by Lender," "acceptable to Lender," "Lender shall elect," "Lender shall request," "at the option or election of Lender," "Lender's sole and absolute discretion," "Lender's sole discretion," or similar terms are used in the Loan Instruments, except as otherwise specifically provided therein, such terms shall mean satisfactory to, at the election or option of, determined by, acceptable to or requested by Lender, as applicable, in his sole and unlimited discretion while acting in good faith.

         1.6 Borrower's Knowledge. Any statements, representations or warranties that are based upon the best knowledge of Borrower or an officer thereof shall mean that the Borrower or an officer thereof is actually aware of the fact or matter in question.

         1.7 Interpretation. Unless the context of this Loan Agreement otherwise requires, (i) words in the singular include the plural, and in the plural include the singular, (ii) provisions apply to successive events and transactions, and (iii) "or" is not exclusive.

                                   ARTICLE II
                            LOAN AND TERMS OF PAYMENT

         2.1      Loan.

                  2.1.1 Amount and Disbursement. The Loan is in the principal amount of $10,000,000, and provided that all of the terms and conditions set forth in Article XI have been satisfied, shall be considered disbursed upon Closing.

                  2.1.2 Use. The purpose of the Loan is to fund the acquisition by the Borrower of the stock of Stokes Ellis Foods, Inc., formerly known as Lewis Foods, Inc., under the Stock Purchase Agreement.

         2.2      Debentures. The Loan shall be evidenced by the Debentures.

         2.3      Interest.

                  2.3.1 Interest Rate. Except during a Default Rate Period as provided in Section 2.6, the Principal Balance outstanding from time to time shall bear interest at the Interest Rate. Interest shall accrue from the date of the Loan on the principal balance thereof.

                  2.3.2 Interest Computation. Interest shall be computed on the basis of a year consisting of 360 days and charged for the actual number of days during the period for which interest is being charged. Interest shall be computed and applied to the outstanding principal balance of the Debentures.

         2.4      Principal and Interest Payments.

                  2.4.1 Interest. Interest payments calculated at the Interest Rate (or the Default Rate, if applicable) on the outstanding Principal Balance shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing at the end of the calendar quarter in which the Public Offering is closed. If any day on which a quarterly interest payment is due is not a Business Day, the interest payment shall be made on the immediately next Business Day (with interest continuing to accrue on the outstanding principal balance for such extension).

                  2.4.2 Maturity. The Principal Balance shall be payable in full on the Maturity Date, [__________], 2013, unless earlier prepaid.

         2.5      Prepayments.

                  2.5.1 Prepayment at Borrower's Option. On or after October 1, 2005, and subject to the other terms and conditions set forth herein, Borrower may make a prepayment of all or part of the Principal Balance, provided that (i) the Borrower meets the Excess Cash Flow Test set forth under Section
2.5.3.1 hereof, (ii) Borrower pays Lender a pre-payment penalty equal to (the amount of Principal Balance prepaid less 60% of the Excess Cash Flow) times (the pre-payment penalty percentage set forth under Section 2.5.2 that is applicable on the date of the prepayment), and (iii) Borrower provides Lender with written notice of the prepayment (the "Prepayment Notice") at least three days prior to the date the prepayment is made setting forth the amount of Principal Balance to be prepaid, the prepayment penalty applicable thereto, if any, and the date on which the prepayment will be made (which date shall be no later than 5 days after the date Lender receives the Prepayment Notice). Borrower's prepayment under this Section 2.5.1 may be in amounts of not less than $50,000 and not more than the lesser of (i) the aggregate Excess Cash Flow calculated pursuant to the Excess Cash Flow Test or (ii) the Principal Balance. The Borrower may only give a Prepayment Notice under this Section 2.5.1 to the Lender with respect to any completed fiscal quarter within ten business days after Lender's receipt of the compliance statement relating to such fiscal quarter required by Section 4.3.5.

                  2.5.2 Prepayment at Lender's Option. At the Lender's option upon the occurrence of a Liquidity Event then all of Borrower's Obligations to Lender shall become immediately due and payable at the sole discretion of the Lender. If the Lender elects to exercise its right to declare all of Borrower's Obligations to Lender due and payable, such election shall be evidenced by three Business Days' prior written notice from Lender to Borrower. Borrower shall, within 10 days following receipt of such notice, pay to Lender the outstanding Principal Balance, together with accrued and unpaid interest on the Principal Balance, together with a prepayment premium (the "Prepayment Premium") calculated as a percentage of the then outstanding Principal Balance prepaid in accordance with the following schedule:

                                                                 PREPAYMENT PREMIUM
                                                                  CALCULATED ON THE
                                                                 AGGREGATE PRINCIPAL
           PREPAYMENT DATE                                         BALANCE PREPAID
           ---------------                                       -------------------
[__________], 2003 to September 30, 2005                                 6%
October 1, 2005 to September 30, 2007                                    5%
October 1, 2007 to September 30, 2009                                    4%
October 1, 2009 to September 30, 2011                                    3%
October 1, 2011 to [__________], 2013                                    2%

                  2.5.3 Prepayment at Lender's Demand. On or after October 1, 2005, Lender may demand prepayment, and the Borrower shall prepay, all or part of the Principal Balance, provided that the Borrower meets the Excess Cash Flow Test. Lender's prepayment demands may be in amounts of not less than $50,000 and not more than the lesser of (i) 60% of the difference between the aggregate Excess Cash Flow calculated pursuant to the Excess Cash Flow Test and the amount of Principal Balance prepaid by Borrower for such quarter under Section 2.5.1 hereof, or (ii) the Principal Balance. The Lender may only tender prepayment demands to the Borrower with respect to any completed fiscal quarter within ten business days after expiration of Borrower's right to make a prepayment for such quarter under
Section 2.5.1 hereof.

                  2.5.3.1 Excess Cash Flow Test. The Excess Cash Flow Test will be considered to have been met under this Loan Agreement when the cumulative Excess Cash Flow for any period beginning on the date of this Agreement and ending as of the end of each fiscal quarter less cumulative prior pre-payments made under Sections 2.5.1 and 2.5.3 equals or exceeds $100,000.

         2.6 Default Rate Period. During a Default Rate Period, (i) Borrower's Obligations shall bear interest at the Default Rate, and (ii) all payments received by Lender shall be applied in accordance with Section 7.4.

         2.7 Method of Payment. Borrower shall remit all amounts due hereunder to Lender in Good Funds, on the due date of such payment, for application to Borrower's Obligations in the following order of priority: (i) first, to the payment of all Borrower's Obligations then due and payable other than the Principal Balance and accrued and unpaid interest thereon, and (ii) second, to the payment of accrued and unpaid interest then due and payable on the Principal Balance, and (iii) if applicable, towards payment of the Principal Balance. All payments to be made pursuant to the Loan Instruments by Borrower to Lender shall be made by wire transfer of Good Funds to the account designated from time to time by the Lender, which Lender shall have given three Business Days prior written notice.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants to Lender, as of the date of this Agreement first set forth above, as follows:

         3.1 Existence and Power. Each Obligor is a corporation duly organized, validly existing and in good standing under the laws of its State of incorporation, has full power and authority to own its assets and properties and to carry on its business as presently conducted. Each Obligor is duly qualified and authorized to do business, and is in good standing as a foreign corporation, in each jurisdiction where the nature of its activities or of its properties (both owned and leased) make such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. Borrower has furnished Lender with copies of the Articles of Incorporation and Bylaws, as amended to the date hereof, of each Obligor. Said copies are true, correct and complete and contain all amendments through the Closing Date.

         3.2 Authority and Binding Agreement. All corporate action on the part of each Obligor, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Loan Agreement and the Loan Instruments, and the performance of all obligations hereunder and thereunder, have been taken prior to the Closing. This Loan Agreement and the Loan Instruments, when executed and delivered, shall constitute valid and legally binding obligations of each Obligor (to the extent such Obligor is a party thereto) enforceable in accordance with their respective terms.

         3.3 Subsidiaries. Other than Stokes Ellis Foods, Inc., and Stokes Canning Company, all of which are wholly-owned by Borrower or a Subsidiary of Borrower, Borrower has no Subsidiaries and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is Borrower, directly or indirectly, a participant in any joint venture, partnership or other entity.

         3.4 Material Contracts. Each Material Contract to which any Obligor is a party is a valid and binding obligation of the Obligor and is enforceable against such Obligor and the other Person or Persons thereto, in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and subject to the availability of equitable remedies. To the best knowledge of Borrower and subject to obtaining any necessary waivers at or prior to Closing, each of the Obligors has performed all material obligations required to be performed by them to date and are not in material default under or in breach of any material term or provision of any Material Contract to which the Obligor is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach under any Material Contract. To the best knowledge of Borrower, no party with whom any Obligor has a Material Contract is in default of its obligations thereunder. No consent or approval of any party to any of the Material Contracts is necessary in order to permit each of the Obligors (to the extent they are a party thereto) to into and perform their obligations under this Loan Agreement and the Loan Instruments.

         3.5 Assets Other Than Real Property. Each Obligor has title to all properties and assets (other than real property which is subject to Section 3.6, below) owned or leased by such Obligor, free and clear of all Liens except for:
(i) Liens for current taxes not yet due and payable which have been fully reserved for; (ii) Liens, if any, that are not substantial in character, amount or extent and do not detract materially from the value, or interfere with present use or the sale or other disposition, of the property subject thereto or affected thereby, and (iii) Liens set forth on the Disclosure Schedules to the Stock Purchase Agreement. The assets and properties of each Obligor constitute all the assets, properties, rights, privileges and interests necessary for the operation of each Obligor's businesses; provided, however, that no representation or warranty is made as to the physical condition or current state of repair of such properties or assets.

         3.6 Real Property. Each Obligor has good and marketable title in and to all real property fee interests owned by such Obligor ("Real Property"), free and clear of all Liens, except for (i) Liens and other matters recorded in the real property records, and (ii) other matters as described in the Disclosure Schedules to the Stock Purchase Agreement. To the extent it has had operations thereon, the activities of each Obligor with respect to the Real Property are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any Governmental Body. The buildings and other improvements on the Real Property are in the aggregate sufficient to conduct such current business activities as are conducted at such facilities; provided, however, that no representation or warranty is made as to the physical condition or current state of repair of such Real Property, including the improvements thereon.

         3.7 No Conflicts. Neither the execution and delivery nor the performance of this Loan Agreement and the Loan Instruments by the Obligors will result in any of the following: (i) a default or an event that, with notice or lapse of time or both, could be a default, breach or violation of (A) the Articles of Incorporation or Bylaws of the Obligors, (B) any Material Contract;
(ii) the termination of any Material Contract or the acceleration of the maturity of any Indebtedness or other material obligation of the Obligors; (iii) the creation or imposition of any Lien (except for Permitted Liens) on any of the assets or properties of the Obligors; (iv) the creation or imposition of any Lien on any shares of stock of any of the Obligors; or (v) a violation or breach of any known writ, injunction or decree of any Governmental Body or arbitrator to which an Obligor is a party or by which any of its properties are bound.

         3.8 Litigation. There are no actions, suits, demands or other claims before any court or administrative agency pending or, to the best knowledge of the Borrower, currently threatened against or with respect to any Obligor, which question the validity of this Loan Agreement or any Loan Instrument or any action taken or to be taken in connection herewith or therewith, or which, individually or in the aggregate, might result in a Material Adverse Effect, or in any material impairment of the right or ability to carry on their businesses as now conducted or as proposed to be conducted, or in any material Indebtedness on the part of any Obligor. The Obligors are not a party or subject to, and none of their assets are bound by, the provisions of any order, writ, injunction, judgment, or decree of any Governmental Body or arbitrator.

         3.9 Taxes. The Obligors have no liability for any federal, state or local taxes, except for taxes which have accrued and are not yet payable. Each Obligor has filed or caused to be filed all tax returns required under applicable law to be filed on or before the Closing Date, has paid or made provision for all taxes and other charges which have or may become due for the periods covered by such tax returns, and all such tax returns are true, correct and complete in all material respects. None of the tax returns of any Obligor are currently under investigation or audit, nor is an investigation or audit pending to the best knowledge of the Borrower. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return of any Obligor for any period. The accounting treatment of all items of income, gain, loss, deduction and credit as reported on all tax returns and estimates filed by or on behalf of each Obligor are true, correct and complete in all material respects, and all deferred taxes and all taxes due for the period ending on the Closing Date have been accrued on the Balance Sheet of Stokes Ellis Foods, Inc., as of March 31, 2003. No Claim has ever been made by any Governmental Body in a jurisdiction where an Obligor does not file tax returns that it is or may be subject to taxation by that jurisdiction. All taxes owed by each Obligor or which each Obligor is obligated to withhold from amounts owed or owing to any employee, independent contractor, stockholder, creditor or third party have been paid. There are no unresolved actions, suits, demands or other claims concerning each Obligor's tax liability, and to the Knowledge of Borrower, no basis for any such claims exist.

         3.10 Employees. With respect to each Obligor, and to the best knowledge of Borrower, with respect to Hoopeston Foods, there are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies pending or threatened, attempts to unionize or controversies threatened relating to, any of their respective employees. None of the Obligors and, to the best knowledge of Borrower, Hoopeston Foods, is a party to any collective bargaining agreement with respect to any of its employees or to a written employment contract with any of its employees. There are no understandings with respect to the employment of any officer or employee of any Obligor which are not terminable by an Obligor without liability on not more than thirty (30) days' notice. No officer, director, or employee is entitled to receive any payment of any amount under any existing agreement, benefit arrangement, employment plan or other benefit, or to the accrual or vesting of any other benefit or payment as a result of the consummation of any transactions contemplated by this Loan Agreement or the Loan Instruments. Each Obligor has complied with all applicable legal requirements which govern workers' compensation, equal employment opportunity and equal pay. Each Obligor's employment of each of its employees is in compliance with all immigration and naturalization laws of the United States.

         3.11 Consents. No consents, approvals' orders, or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Body or under any Material Contract, is or will be required on the part of each Obligor in connection with the valid execution and delivery of this Loan Agreement and the Loan Instruments and the consummation of the transactions contemplated hereby and thereby.

         3.12 Operating Rights. Each Obligor has all operating authority, licenses, franchises, permits, certificates, consents, rights and privileges (collectively, "Licenses") as are necessary or appropriate to the operation of its business as now conducted. Such Licenses are in full force and effect, no violations have been or are expected to have been recorded in respect of any such Licenses, and no proceeding is pending or to the best knowledge of Borrower threatened, or to the best knowledge of Borrower is any proceeding pending against Hoopeston Foods, that could result in the revocation or limitation of any such Licenses held by Hoopeston Foods. Each Obligor has conducted its businesses so as to comply in all material respects with all such Licenses and, to the best knowledge of Borrower, Hoopeston Foods has done likewise.

         3.13 Compliance with Applicable Laws. The properties, assets, business and operations of each Obligor has been and are being maintained and conducted in compliance with all legal requirements to which such Obligor is subject. No investigation or review by any Governmental Body with respect to any Obligor is pending, or to the best knowledge of Borrower, has any such Governmental Body indicated in writing to an Obligor any intention to conduct the same.

         3.14 Insurance. All insurance policies carried by each Obligor are in full force and effect. All premiums payable under all such policies have been paid and each Obligor is, to the best knowledge of Borrower, otherwise in full compliance with the terms of such policies (or other policies providing substantially similar coverage). There is no threatened termination or rescission of, or material premium increase with respect to, any such policies.

         3.15 Employee Plans. The Disclosure Schedules to the Stock Purchase Agreement sets forth a complete list of all Employee Benefit Plans maintained, administered or contributed to, or otherwise participated in, by any Obligor. None of the Employee Benefit Plans is a "multiemployer plan" as defined in
Section 3(37) of ERISA or a "multiple employer plan" as covered in Section 412(c) of the Code, and the Obligors have not been obligated to make a contribution to any such multiemployer or multiple employer plan. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Benefit Plan or accrued in accordance with past custom and practice of the Obligors. Each Employee Benefit Plan which is intended to be qualified under Section 401
(a) of the Code is so qualified and each trust maintained pursuant thereto is exempt from income tax under Section 501(a) of the Code. None of the Obligors, any Employee Benefit Plan, any trusts created thereunder, and any trustee, administrator nor any other fiduciary thereof has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, or any breach of fiduciary duty as defined in Part 4 of Subtitle B of Title I of ERISA.

         3.15 Intellectual Property Rights. Subject to all prior agreements entered into between any Obligor and Hoopeston Foods, copies of which have been furnished by Borrower to Lender, the Obligors own, or have the right to use, sell or license all Intellectual Property necessary or required for the conduct of their businesses as presently conducted and such rights to use, sell or license are reasonably sufficient for such conduct of the Obligors businesses. The Obligors have taken reasonable actions designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary right in, all of its Intellectual Property. Neither the license, sublicense or intended use of any Intellectual Property licensed or used by any Obligor or currently under development by any Obligor violates any license or agreement between the Obligors and any third party or, to the best knowledge of Borrower, infringes any Intellectual Property of any other party; and there is not pending or to the best knowledge of Borrower threatened any action, suit, demand or other claim contesting the validity, ownership or right to use, license or dispose of any Intellectual Property or that the proposed use, license or disposition thereof conflicts or will conflict with the rights of any other party.

         3.16 Environment, Health and Safety. To the best knowledge of Borrower, each Obligor and Hoopeston Foods, has complied with all Environmental Laws, except where failure to comply would not have a Material Adverse Effect, and no action, suit, demand or other claim or notice has been filed or commenced against any of them alleging any failure to so comply. Without limiting the generality of the preceding sentence, the Obligors have obtained and been in compliance with all of the terms and conditions of all Licenses and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental Laws, except where failure to comply would not have a Material Adverse Effect. To the best knowledge of Borrower, the Obligors have not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form a basis known to Borrower for any present or future action, suit, demand or other claim against any of the Obligors giving rise to any liability, except where having done so would not have a Material Adverse Effect. To the best knowledge of Borrower, the Obligors have no known liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental Laws which could have a Material Adverse Effect. To the best knowledge of Borrower, all properties used in the Obligors' businesses, including the Real Property, are free of Hazardous Materials, except where the existence thereof would not have a Material Adverse Effect.

         3.17 Certain Transactions. Except as set forth on the Disclosure Schedules to the Stock Purchase Agreement, there are no existing or pending transactions, nor are there any agreements or understandings, between any Obligor, on the one hand, and any shareholder, officer or director of such Obligor, or any its Affiliates, on the other hand, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services or the sale, lease or use of any of the assets of or by such Obligor, with or without adequate compensation, or to any Indebtedness owed to or by any Obligor, in any amount whatsoever.

         3.18     Other Indebtedness. No Obligor has any Indebtedness, except
(i) Borrower's Obligations, (ii) Permitted Senior Indebtedness permitted to exist pursuant to this Loan Agreement, (iii) Non-Recourse Indebtedness and (iv) Indebtedness set forth in the financial statements of Borrower delivered to Lender and described under Section 3.20 below.

         3.19 Burdensome Obligations. After giving effect to the transactions contemplated by the Loan Instruments on a Consolidated basis with all Obligors, (i) no Obligor (A) will be a party to or be bound by any franchise, agreement, deed, lease or other instrument, or be subject to any restriction, which is so unusual or burdensome so as to cause a Material Adverse Effect, and (B) intends to incur, or believes that it will incur, debts beyond its ability to pay such debts as they become due, and (ii) each Obligor (A) owns and will own Property, the fair salable value of which is (I) greater than the total amount of its liabilities (including contingent liabilities), and (II) greater than the amount that will be required to pay its then existing debts as they become absolute and matured, and (B) has and will have capital that is not unreasonably small in relation to its business as presently conducted and as proposed to be conducted. No Obligor presently anticipates that future expenditures needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome so as to have a Material Adverse Effect.

         3.20 Financial Statements. The Borrower has previously furnished to the Lender copies of the following:

                  (a) the audited Consolidated balance sheets of Borrower's predecessor, Stokes Ellis Foods, Inc., formerly known as Lewis Foods, Inc. and its Subsidiaries as at December 31, 2002 and 2001, and the audited Consolidated statements of income, of changes in stockholders' equity and of cash flows of Stokes Ellis Foods, Inc., formerly known as Lewis Foods, Inc. and its Subsidiaries for the fiscal years then ended;

                  (b) the reviewed Consolidated balance sheets of Borrower's predecessor, Stokes Ellis Foods, Inc., formerly known as Lewis Foods, Inc. and its Subsidiaries as at March

31, 2003 and 2002 and the reviewed Consolidated statements of income, of changes in stockholders' equity and of cash flows of Stokes Ellis Foods, Inc., formerly known as Lewis Foods, Inc. and its Subsidiaries for the fiscal quarters then ended;

                  (c) the reviewed pro forma Consolidated balance sheet of Borrower, and its Subsidiaries, assuming, among other things, the acquisition of Stokes Ellis Foods, Inc., formerly known as Lewis Foods, Inc., at December 31, 2002 and 2001, and at March 31, 2003 and 2002 and the reviewed pro forma Consolidated statements of income and of cash flows of Borrower and its Subsidiaries, assuming, among other things, the acquisition of Stokes Ellis Foods, Inc., formerly known as Lewis Foods, Inc., for the fiscal years and quarters then ended.

                  The reviewed pro forma Consolidated financial statements referred to in clauses (b) and (c) above were prepared in accordance with GAAP and fairly present in all material respects the financial position of the Obligors on a Consolidated basis at the respective dates thereof and the results of their operations for the periods covered thereby, subject to normal year-end audit adjustments and the addition of footnotes in the case of interim financial statements. None of the Obligors have any known contingent liability material to the Obligors on a Consolidated basis which (if required by GAAP to be reflected on the balance sheets or in the notes to the financial statements) is not reflected in the balance sheets referred to in clauses (a), (b) or (c) above.

                                   ARTICLE IV
                              AFFIRMATIVE COVENANTS

         Until all of Borrower's Obligations are paid and performed in full, Borrower agrees that it and each Obligor will:

         4.1 Legal Existence; Good Standing. Maintain its existence and its good standing in the jurisdiction of its formation and its qualification in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect, and in any event in each jurisdiction in which any portion of the business owned or operated by such Obligor is located.

         4.2 Inspection. Permit representatives of Lender at Lender's expense, upon three Business Days prior notice if no Event of Default exists, or at any time if any Event of Default exists, to (i) visit its offices, (ii) examine its books and records and Accountants' reports relating thereto, (iii) make copies or extracts therefrom, (iv) discuss its affairs with its employees,
(v) examine and inspect its Property, and (vi) meet and discuss its affairs with the Accountants, and such Accountants, as a condition to their retention by such Borrower, are hereby irrevocably authorized by Borrower to fully discuss and disclose all such affairs with Lender (the foregoing items (i) through (vi) hereinafter are referred to collectively as an "Inspection"). Notwithstanding the foregoing, if no Event of Default exists, Lender shall not conduct an Inspection more than once a year.

         4.3 Financial Statements and Other Information. Maintain a standard system of accounting in accordance with GAAP and furnish to Lender the following items:

                  4.3.1 Monthly Statements. Thirty (30) days after the close of each month that is not a quarter-end or year-end, an internal financial and management report including a consolidated statement of operations and operating cash flow (subject to normal quarterly adjustments).

                  4.3.2 Quarterly Statements. Forty-five (45) days after the close of any fiscal quarter (i) the consolidated balance sheet of Borrower for fiscal quarter, and (ii) the consolidated statements of operations and operating cash flow of Borrower for such fiscal quarter and for the period from the beginning of the then current year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding year, all in reasonable detail and prepared in accordance with GAAP subject to normal year-end adjustments that are not material in the aggregate and reviewed by the Accountants.

                  4.3.3 Annual Statements. Ninety (90) days after the close of each fiscal year: the consolidated balance sheet of Borrower as of the end of such year and the consolidated statements of operations, cash flows and stockholders' equity of Borrower for such year (collectively, the "Basic Financial Statements"), and the consolidated statements of operating cash flow of Borrower for such year, setting forth in each case in comparative form the corresponding figures for the preceding year, all in reasonable detail and prepared in accordance with GAAP, and in each case audited by the Accountants and accompanied by the unqualified opinion of such independent certified public accountants.

                  4.3.4 Audit Reports. A copy of each report, other than the reports referred to in Subsection 4.3.3, including any so-called "Management Letter" or similar report, submitted to Borrower by the Accountants in connection with any annual, interim or special audit made by the Accountants of the books of Borrower.

                  4.3.5 Compliance Statement. Concurrent with the delivery of the quarterly and annual Basic Financial Statements, a compliance statement executed by the Chief Financial Officer that certifies the calculations of covenant compliance as to those covenants set forth in Sections 4.18, 4.20, 4.21, 4.22, 5.18, 5.19 and 5.20, as applicable, that certifies the calculation of the Excess Cash Flow Test set forth in Section 2.5.3.1, and stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action which the Borrower proposes to take with respect thereto.

                  4.3.6 Budgets. The Budget (i) on or prior to the Closing Date, covering the remainder of fiscal year 2003 and all of fiscal years 2004, 2005 and 2006, and (ii) within the time provided in the definition of Budget, covering any relevant subsequent fiscal years.

         4.4 Notice of Defaults; Loss. Provide Lender with notice within three Business Days if: (i) any Indebtedness of any Obligor is declared or shall become due and payable prior to its declared or stated maturity, or called and not paid when due, (ii) any event has occurred that enables the holder of any note, debenture, or other evidence of such Indebtedness, certificate or security evidencing any such Indebtedness of any Obligor to declare such Indebtedness due and payable prior to its stated maturity, (iii) there shall occur and be continuing an Incipient Default or Event of Default, accompanied by a statement setting forth what action Borrower proposes to take in respect thereof, or (iv) any event shall occur which has a Material Adverse Effect, including the amount or the estimated amount of any loss or adverse effect.

         4.5 Notice of Suits, Adverse Events. Provide Lender within three Business Days with (i) notice of any citation, summons, subpoena, order to show cause or other order naming any Obligor a party to any proceeding before any Governmental Body which might reasonably be expected to have a Material Adverse Effect and include with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (ii) any lapse or other termination of any license, permit, franchise, agreement or other authorization issued to any Obligor by any Governmental Body or any other Person that is material to the operation of Borrower's Business, (iii) any refusal by any Governmental Body or any other Person to renew or extend any such license, permit, franchise, agreement or other authorization, and (iv) any dispute between any Obligor and any Governmental Body or any other Person, which lapse, termination, refusal or dispute could reasonably be expected to have a Material Adverse Effect.

         4.6 Reports to Stockholders and Governmental Bodies. Upon request of the Lender, provide Lender within three Business Days of the request:

                  (a) copies of any financial statements, reports, notices and other statements sent or made available generally by Borrower to Borrower's stockholders to the extent the same contain any information not included in any financial statements previously furnished to Lender pursuant to Section 4.3, , and of all statements generally made available by Borrower or others concerning material developments in the business of any Obligor; and

                  (b) copies of any periodic or special reports filed by any Obligor with any Governmental Body or Person and copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Obligor.

         4.7      ERISA Notices and Requests.

                  (a) With reasonable promptness, and in any event within 25 Business Days after occurrence of any of the following, Borrower will give notice of and/or deliver to Lender copies of: (i) the establishment of any new Pension Plan or Multiemployer Plan by any Obligor; (ii) the commencement of contributions to any Pension Plan or Multiemployer Plan to which any Obligor or any of its ERISA Affiliates was not previously contributing or any increase in the benefits of any existing Pension Plan or Multiemployer Plan; (iii) each funding waiver request filed with respect to any Pension Plan and all communications received or sent by any Obligor or any ERISA Affiliate with respect to such request; and (iv) the failure of any Obligor or ERISA Affiliate to make a required installment or payment to a Pension Plan under Section 302 of ERISA or Section 412 of the Code by the due date.

                  (b) With reasonable promptness, and in any event within 10 Business Days of becoming aware of the occurrence of or forthcoming occurrence of any (i) Termination Event, or (ii) non-exempt "prohibited transaction", as such term is defined in Section 406 of ERISA or Section 4975 of the Code, in connection with any Pension Plan or any trust created thereunder,

Borrower will deliver to Lender a notice specifying the nature thereof, what action the applicable Obligor has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

                  (c) With reasonable promptness, and in any event within 10 Business Days after the occurrence of, or receipt of, any of the following, Borrower will deliver to Lender copies of: (i) any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code; (ii) all notices received by any Obligor or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan; (iii) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Obligor or any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; and (iv) all notices received by any Obligor or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA. Borrower will notify Lender in writing within two Business Days of any Obligor or any ERISA Affiliate that has filed a notice of intent to terminate any Pension Plan under a distress termination within the meaning of
Section 4041(c) of ERISA.

         4.8      Other Information.

                  (a) Provide Lender with prompt notice of any change in the name of any Obligor, any sale or purchase of Property outside the regular course of business of any Obligor, and any change in the business or financial affairs of any Obligor, which change would have a Material Adverse Effect.

                  (b) Promptly upon request therefor, such other information and reports relating to the past, present or future financial condition, operations, plans and projections of Borrower as Lender reasonably may request from time to time. Notwithstanding the foregoing, such requests shall not be made more than once during a fiscal quarter.

         4.9 Reports to Governmental Bodies and Other Persons. Timely file all material reports, applications, documents, instruments and information required to be filed pursuant to all rules, regulations or requests of any Governmental Body or other Person having jurisdiction over the operation of Borrower's Business, including, but not limited to, such of the Loan Instruments as are required to be filed with any such Governmental Body or other Person pursuant to applicable rules and regulations promulgated by such Governmental Body or other Person.

         4.10 Maintenance of Licenses, Franchises and Other Agreements. Maintain in full force and effect at all times, and apply in a timely manner for renewal of licenses, franchises, trademarks, tradenames and agreements necessary for the operation of Borrower's Business, the loss of any of which would have a Material Adverse Effect.

         4.11     Insurance.

                  4.11.1 Business Insurance. Maintain in full force and effect at all times Business Insurance in amounts as reasonably required by the Lender.

         4.12 Future Leases. Deliver to Lender an executed copy of any lease pertaining to real property entered into by any Obligor and such other documents as pertaining to any lease Lender may reasonably request.

         4.13 Future Acquisitions of Real Property. Deliver to Lender executed copies of any contract relating to the purchase by any Obligor of real property, an executed copy of such contract and such other documents as Lender may reasonably request that are related to such purchase.

         4.14     Environmental Matters.

                  4.14.1 Compliance. At all times comply with, and be responsible for, its obligations under all Environmental Laws applicable to the Leasehold Property, any parcel of real estate acquired in connection with an acquisition and any other Property owned by any Obligor or used by each Obligor in the operation of its business. At its sole cost and expense, each Obligor shall (i) comply in all respects with (A) any notice of any violation or administrative or judicial complaint or order having been filed against such Obligor, any portion of the Leasehold Property, any parcel of real estate acquired in connection with an acquisition or any Property owned by such Obligor or used by such Obligor in the operation of its business alleging violations of any law, ordinance and/or regulation requiring such Obligor to take any action in connection with the release, transportation and/or clean-up of any Hazardous Materials, and (B) any notice from any Governmental Body or any other Person alleging that such Obligor is or may be liable for costs associated with a response or clean-up of any Hazardous Materials or any damages resulting from such release or transportation, or (ii) diligently contest in good faith by appropriate proceedings any demands set forth in such notices.

         4.15 Compliance with Laws. Comply with all laws, statutes and regulations relating to federal, state and local laws, ordinances, requirements and regulations and all judgments, orders, injunctions and decrees known and applicable to such Obligor and its operations, that the failure to comply with would have a Material Adverse Effect.

         4.16 Taxes and Claims. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any Property belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien (other than a Permitted Lien) upon the property of such Obligor, provided that so long as no Lien has attached to the Property of any Obligor as a result of any of the foregoing, no Obligor shall be required by this Section 4.16 to pay any such amount if the same is being contested diligently and in good faith by appropriate proceedings and as to which the applicable Obligor has set aside reserves on its books reasonably satisfactory to Lender.

         4.17 Maintenance of Properties/Assets. Maintain all of its Property and assets necessary in the operation of Borrower's Business in good working order and condition.

         4.18 Officer Compensation. Officers of the Borrower may be paid reasonable salaries and bonuses in amounts that are customary for businesses similar in size, scope and profitability to that of the Borrower; provided that the salary, bonus, commissions, consultant fees or other compensation of any director, officer or consultant, or any member of their families, may not be more than the Budgeted Amount for such compensation in any fiscal year, either individually or for all such persons in the aggregate. Lender has approved the current compensation of Borrower's officers and acknowledges that such compensation is reasonable as of the date of this Loan Agreement.

         4.19     {Intentionally Omitted}

         4.20 Debt Service Coverage Ratio. The Debt Service Coverage Ratio is defined as the ratio of (i) Consolidated EBITDA for the twelve month trailing period to (ii) cash interest expense and regularly scheduled principal payments for the four most recent complete calendar quarters. Commencing on and after September 30, 2008, Borrower will not permit the Debt Service Coverage Ratio as of the last day of each quarter ending on or about the date set forth below to be less than the ratio set forth opposite such date:

  QUARTER ENDING                           RATIO
  --------------                           -----
September 30, 2008                      ___ to 1.00
December 31, 2008                       ___ to 1.00

March 31, 2009                          ___ to 1.00
June 30, 2009                           ___ to 1.00

On or before June 1, 2009, the Borrower and the Lender shall agree on new covenant levels for this Section 4.20 for periods after June 30, 2009, but if the Borrower and the Lender do not agree, the required amount last in effect shall continue to be the required covenant level.

         4.21 Consolidated Indebtedness to Consolidated EBITDA Ratio. The Consolidated Indebtedness to Consolidated EBITDA ratio is defined as the ratio of Consolidated Indebtedness to Consolidated EBITDA for the twelve month trailing period. Commencing on and after September 30, 2008, Borrower will not permit the Consolidated Indebtedness to Consolidated EBITDA ratio as of the last day of each fiscal quarter ending on or about the date set forth below to be greater than the ratio set forth opposite such date below.

     DATE                                  RATIO
     ----                                  -----
September 30, 2008                      ___ to 1.00
December 31, 2008                       ___ to 1.00

March 31, 2009                          ___ to 1.00
June 30, 2009                           ___ to 1.00

On or before June 1, 2009, the Borrower and the Lender shall agree on new covenant levels for this Section 4.21 for periods after June 30, 2009, but if the Borrower and the Lender do not agree, the required amount last in effect shall continue to be the required covenant level.

         4.22 Minimum Tangible Net Worth. Commencing on and after September 30, 2008, Borrower will not permit the Consolidated Tangible Net Worth of the Obligors as of the last day of each quarter ending on or about the date set forth below plus the total of any pre-payments made under Sections 2.5.1 and
2.5.3 hereof to be less than the amount specified in the table below.

                                         AMOUNT
     DATE                              IN MILLIONS
     ----                              -----------
September 30, 2008                      _________
December 31, 2008                       _________

March 31, 2009                          _________
June 30, 2009                           _________

On or before June 1, 2009, the Borrower and the Lender shall agree on new covenant levels for this Section 4.22 for periods after June 30, 2009, but if the Borrower and the Lender do not agree, the required amount last in effect shall continue to be the required covenant level.

         4.23 Nasdaq Listing. Do or cause to be done all things necessary to obtain and maintain quotation of Borrower's Common Stock on The Nasdaq SmallCap Market.

         4.24 Securities and Exchange Act Compliance. Timely file with the SEC, and provide to the Lender concurrently therewith, all SEC Documents as are specified in the Exchange Act as being required to be filed by U.S. corporations that are subject to reporting requirements of the Exchange Act. In addition, the Borrower shall timely file with NASDAQ or other applicable stock exchange and provide to the Lender concurrently therewith, all SEC Documents required to be filed therewith. Each SEC Document to be filed by the Borrower, when filed with the SEC or NASDAQ or other applicable stock exchange, as the case may be, will comply with all applicable requirements of the Securities Act, the Exchange Act, the NASDAQ or other applicable stock exchange rules, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and its Subsidiaries to be included in each SEC Document to be filed by the Borrower will comply as to form, as of the date of its filing with the SEC, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, will be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) and will fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with past practices and consistently applied). Notwithstanding anything to the contrary contained in this Section 4.24, the Borrower shall not be deemed to be in default of this Section 4.24 if the Borrower is late in filing any SEC Document, provided that (a) such SEC Document is filed with the SEC within ten
(10) Business Days after the filing was due, shall notify the Lender in writing of the late filing and (b) the Borrower shall not rely on the grace period in this sentence on more than two (2) occasions during the term of this Loan Agreement.

         4.25 Title Insurance. Promptly provide title insurance on the Owned Property for the benefit of the Lender, upon written request of the Lender.

                                    ARTICLE V
                               NEGATIVE COVENANTS

         Until all of Borrower's Obligations are paid and performed in full and except for contracts, commitments and obligations in effect as of the Closing Date, Borrower agrees that no Obligor shall:

         5.1 Borrowing. Create, incur, assume or suffer to exist any liability for Indebtedness except (i) Borrower's Obligations, (ii) Permitted Senior Indebtedness, (iii) a working capital loan approved by Lender under
Section 6.1 hereof, and (iv) all Indebtedness existing as of the Closing Date.

         5.2 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except Permitted Liens and Liens existing as of the Closing Date.

         5.3 Merger. Consolidate with or merge into any other corporation, or transfer all or substantially all of its assets to any entity unless permitted by law and unless (i) the resulting, surviving or transferee entity, which shall be a corporation organized and existing under the laws of the United States or a State thereof, assumes in a form reasonably satisfactory to the Lender, all of the obligations of Borrower under the Loan Instruments, (ii) immediately after giving effect to, and as a result of, such transaction, no Incipient Default or Event of Default shall have occurred and be continuing, and
(iii) Lender has waived the application of Section 2.5.2 of this Loan Agreement, which waiver is at Lender's sole option. Thereafter such successor corporation or corporation shall succeed to and be substituted for Borrower with the same effect as if it had been named herein as the "Company" and all such obligations of the predecessor corporation shall terminate. Borrower shall deliver to the Lender prior to the consummation of the proposed transaction an officers' certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction complies with this provision. Notwithstanding the foregoing language in this Section 5.3, the Borrower and its Subsidiaries may merge or consolidate with any other Person in accordance with the provisions of Sections
5.16 and 5.17 hereafter; provided, further, however, that any such merger or consolidation does not constitute a Change in Control of the Borrower.

         5.4 Contingent Liabilities. Assume, guarantee, endorse, contingently agree to purchase, become liable in respect of any Guarantee, or otherwise become liable upon the obligation of any Person, except (i) liabilities arising from the endorsement of negotiable instruments for deposit or collection, (ii) the posting of bonds or letters of credit to secure performance to the extent necessary in connection with Borrower's Business and similar transactions in the ordinary course of business, or (iii) any guaranties made in connection with the Loan.

         5.5 Distributions. Pay any dividends or make any distributions with respect to, or purchase or redeem all or any portion of, the Capital Stock of any Obligor other than distributions (i) to Borrower or its successors in interest by any Obligor other than Borrower with respect to Capital Stock of Borrower (directly or indirectly through another Subsidiary), (ii) distributions to management of Borrower upon ceasing to be employed, or (iii) contributions of additional capital by Borrower into any of its Subsidiaries.

         5.6 Payments of Indebtedness. Make any voluntary or optional prepayment of any Indebtedness other than Permitted Senior Indebtedness, Borrower's Obligations and payments made in the ordinary course of business, and Non-Recourse Indebtedness.

         5.7 Investments or Loans. At any time purchase or otherwise acquire, hold or invest in the capital stock of, or any other interest in, any Person (except Subsidiaries existing as of the Closing Date), or make any loan or advance to, or enter into any arrangement for the purpose of providing funds or credit to, or make any other investment, whether by way of capital contribution or otherwise, in or with any Person, except (i) investments in direct obligations of, or instruments unconditionally guaranteed by, the United States of America or in certificates of deposit issued by a Qualified Depository, (ii) investments in commercial or finance paper which, at the time of investment, is rated either "A" or "P" by Moody's Investors Service, Inc., or Standard & Poor's Corporation, respectively, or at the equivalent rate by any of their respective successors, (iii) any interests in any money market account maintained, at the time of investment, with a Qualified Depository, the investments of which, at the time of investment, are restricted to the types specified in clause (i) above, and (iv) the formation and capitalization of additional Subsidiaries, unless approved by Lender in writing. All investments permitted pursuant to clauses (i), (ii) and (iii) of this Section 5.7 shall have a maturity not exceeding one year.

         5.8 Fundamental Business Changes. Except as provided for in the Budget approved by Lender, materially change the nature of its business or otherwise make any change in its business objectives, purposes, structure or operations that could in any way adversely affect the repayment of the Borrower's Obligations to Lender or have a Material Adverse Effect.

         5.9 Principal Offices. Change the locations of its principal offices unless such Obligor shall have received prior written consent from the Lender and complied with all applicable laws, rules and regulations and shall have received all required consents and approvals from any Governmental Body.

         5.10 Sale or Transfer of Assets. Except in the ordinary course of business, sell, lease, assign, transfer, sublease or otherwise dispose of $50,000 or more of the Borrower's Consolidated Assets (excluding inventory and leased assets) on a rolling 12 month basis (collectively, the "Benchmark") without the prior consent of Lender, except for the sale or disposition of (i) Property which is not material to or necessary for the continued operation of Borrower's Business, (ii) obsolete or unusable items of equipment which promptly are replaced with new items of equipment of like function and comparable value to the unusable items of equipment when the same were new or not obsolete, and (iii) doubtful accounts receivable for collection purposes in the ordinary course of business. In the event of any proposed sale or transfer of the Borrower's Consolidated Assets that exceed the Benchmark, the proceeds of such sale or transfer of Borrower's Consolidated Assets shall (i) be representative of the fair market value of such Consolidated Assets as are sold or transferred, and (ii) be subject to application by Borrower in accordance with the mutually acceptable and commercially reasonable agreement of Borrower and Lender

         5.11 Amendment of Certain Documents. Materially amend, modify or waive any term or provision of the articles of incorporation or by-laws of Borrower or any Subsidiaries.

         5.12 Acquisition of Additional Properties. Except as provided for in the Budget approved by Lender, acquire any additional Property except such Property as is necessary to or useful in the operation of such Borrower's Business, provided such acquisitions shall be subject to the conditions and limitations set forth in this Loan Agreement.

         5.13     Compliance with ERISA.

                  (a) Permit the occurrence of any Termination Event which would result in a liability to any Obligor or ERISA Affiliate in excess of $50,000.

                  (b) Permit the present value of all benefit liabilities under all Pension Plans to exceed the current value of the assets of such Pension Plans allocable to such benefit liabilities by more than $50,000.

                  (c) Permit any accumulated funding deficiency in excess of $50,000 (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Pension Plan, whether or not waived.

                  (d) Fail to make any contribution or payment to any Multiemployer Plan which any Obligor or ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto which results in or is likely to result in a liability in excess of $50,000.

                  (e) Engage, or permit any Obligor or ERISA Affiliate to engage, in any "prohibited transaction" as such term is defined in Section 406 of ERISA or Section 4975 of the Code for which a civil penalty pursuant to
Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code in excess of $50,000 is imposed.

                  (f) Permit the establishment of any Employee Benefit Plan providing post-retirement welfare benefits or establish or amend any Employee Benefit Plan which establishment or amendment could result in liability to any Obligor or ERISA Affiliate or increase the obligation of any Obligor or ERISA Affiliate to a Multiemployer Plan which liability or increase, individually or together with all similar liabilities and increases, is material to any Obligor or ERISA Affiliate.

                  (g) Fail, or permit any Obligor or ERISA Affiliate to fail to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with ERISA, the Code and all other applicable laws and regulations and interpretations thereof.

         5.14 Transactions with Affiliates. Enter into or modify any transactions or contracts executed prior to the date of this Loan Agreement with Affiliates of the Obligors on terms that are materially less favorable to the Obligors than transactions or contracts with unrelated parties obtained in arm's length dealings.

         5.15 Derivative Contracts. Enter into any interest rate protection agreement, foreign currency exchange contract or other financial or commodity derivative contracts except to provide hedge protection for an underlying economic transaction in the ordinary course of business.

         5.16 Acquisitions. Enter into an agreement for an acquisition of any other Person (whether through stock purchase, asset purchase, merger, consolidation or other business combination), or become contractually committed to do so, unless approved by the Lender.

         5.17     Sale of Subsidiaries. Sell, merge or liquidate any Subsidiary.

         5.18 Capital Expenditures. Make Consolidated Capital Expenditures during any fiscal year in the aggregate that exceed 105% of the Budgeted Amount for Consolidated Capital Expenditures for such fiscal year.

         5.19 Other Expenditures. Make expenditures for allowances or promotions during any fiscal year that exceed 105% of the Budgeted Amount for such expenditures for such fiscal year.

         5.20 Compliance with Cash Flow Budget. Make expenditures during any month that exceed the Budgeted Amount for such expenditures for such month by the greater of $1,000 or 10% of such Budgeted Amount in the applicable Cash Flow Budget.

         5.21 Agreements Affecting Capital Stock and Indebtedness; Amendments to Material Contracts.

                  (a) Without the prior written consent of the Lender, (i) enter into any voting agreement, voting trust, irrevocable proxy or other agreement affecting the voting rights of shares of the Capital Stock of the Borrower (other than revocable proxies in connection with meetings of shareholders of the Borrower) or its Subsidiaries, except as contemplated by this Loan Agreement or any Loan Instrument; (ii) refinance, renew, replace, restructure or exchange any Indebtedness; or (iii) amend, supplement or otherwise modify, or waive, any term or provision of any agreement, instrument or other document evidencing or governing any Indebtedness of the Borrower or any of its Subsidiaries.

                  (b) Cancel or terminate any Material Contract (or consent to or accept any cancellation or termination thereof), amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any breach of or default under any Material Contract, or take any action in connection with any Material Contract that would impair the value of the interests or rights of the Obligor thereunder or that would impair the interest or rights of the Lender hereunder or under this Loan Agreement or any Loan Instrument.

         5.22 Production Processes. Make any changes in the product formulae, production processes or production locations, and any changes from the pricing or promotion levels detailed in the Budget, for any item produced or sold by any Obligor without the prior written consent of the Lender.

         5.23 Excess Cash Flow Disbursement. Disburse, distribute, commit, encumber or burden the aggregate Excess Cash Flow for any fiscal quarter other than to Lender, until Lender's period to request disbursement of such Excess Cash Flow has expired.

         5.24 Amendment of Budget. Amend the Budget then in effect without the prior written consent of the Lender (which consent shall be deemed given if Lender does not object to the amendment within 30 days after receipt by Lender).

                                   ARTICLE VI
                              WORKING CAPITAL LOAN

         6.1 Consent of Lender. Subsequent to the Closing Date, Borrower may have a need or desire to seek a working capital loan from a third party lender to fund inventory and accounts receivable of the Obligors. Prior to obtaining any such loan, Borrower must first obtain the approval of Lender to all of the terms and conditions of such loan, including the collateral for the loan and any subordination provisions related to Lender and its interests hereunder. Lender may grant or withhold such approval in its sole and absolute discretion.

                                   ARTICLE VII
                              DEFAULT AND REMEDIES

         7.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default under the Loan Instruments:

                  7.1.1 Default in Payment. If the Borrower shall fail to make (a) any interest payment when due and such failure continues for a period of ten (10) consecutive days after Borrower has received written notice from Lender of such failure; or, (b) any principal payment when due.

                  7.1.2    Breach of Covenants.

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

                           (a)      If any Obligor shall fail to observe or
perform any covenant or agreement governing such Obligor contained in Section 4.1, 4.2, 4.10, 4.11 or 4.14 or Article V, and, if capable of being cured, fails to cure such breach within 10 days following the earlier of (i) notice from Lender describing the breach or (ii) knowledge of the breach by Obligor or any of its officers; provided, however, that no cure period shall be allowed for breaches under Sections 5.8 and 5.22.

                           (b)      If any Obligor shall fail to observe or
perform any covenant or agreement (other than those referred to in subparagraph
(a) above or specifically addressed elsewhere in this Section 7.1) made by such Obligor in any of the Loan Instruments to which such Obligor is a party, and such failure shall continue for a period of 30 days after notice of such failure is given by Lender.

                  7.1.3 Breach of Representation or Warranty. If any representation or warranty made by or on behalf of any Obligor in or pursuant to this Loan Agreement or any of the Loan Instruments or in any instrument or document furnished in compliance with the Loan Instruments shall prove to be false or misleading in any material respect on the date as of which made; provided, however, that Lender (both JEL and Janis M. Lewis agree that a breach by Borrower of its representation or warranty in Article III shall not constitute a breach or an Event of Default under this Loan Agreement if such breach also constitutes a breach by JEL of his corresponding representation or warranty under the Stock Purchase Agreement.

                  7.1.4 Default Under Other Indebtedness or Material Contracts. If (i) any Obligor at any time shall be in default (as principal or guarantor or other surety) in the payment of any principal of or interest on or other payment on any Indebtedness (other than Borrower's Obligations) beyond the grace period, if any, applicable thereto and the aggregate amount of such payments then in default beyond such grace period shall exceed $50,000, (ii) any default shall occur in respect of any issue of Indebtedness of any Obligor (other than Borrower's Obligations) outstanding in a principal amount of at least $250,000, or in respect of any agreement or instrument relating to any such issue of Indebtedness, and such default shall continue beyond the grace period, if any, applicable thereto, or (iii) any default shall occur any Material Contract of any Obligor and such default shall continue beyond any applicable grace period set forth therein.

                  7.1.5    Bankruptcy/Insolvency.

                           (a)      If any Obligor shall (i) generally not be
paying its debts as they become due, (ii) file, or consent, by answer or otherwise, to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy or insolvency under the laws of any jurisdiction, (iii) make an assignment for the benefit of creditors, (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers for such Obligor, or for any substantial part of the property of such Obligor, or (v) be adjudicated insolvent.

                           (b)      If any Governmental Body of competent
jurisdiction shall enter an order appointing, without consent of such Obligor, a custodian, receiver, trustee or other officer with similar powers with respect to such Obligor, or with respect to any substantial part of the Property belonging to any such Person, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Obligor or if any petition for any such relief shall be filed against any Obligor and such petition shall not be dismissed or stayed within 60 days.

                  7.1.6 Judgments. If there shall exist a final judgment or award against the Borrower which shall have been outstanding and unpaid for a period of 30 days or more from the date of the entry thereof and shall not have been discharged or paid in full or stayed pending appeal, if the aggregate amount of all such unpaid judgments and awards exceeds $50,000 and are not covered by insurance.

                  7.1.7 Impairment of Licenses; Other Agreements. If (i) any Governmental Body shall revoke, terminate, suspend or adversely modify any material license of any Obligor, the non-continuation of which could reasonably be expected to have a Material Adverse Effect, or (ii) there shall exist any material violation or default in the performance of, or a material failure to comply with any agreement, or condition or term of any license, which violation, default or failure has a Material Adverse Effect, or any such licenses that are material to Borrower's Business shall cease to be in full force and effect, or
(iii) any agreement which is materially necessary to the operation of Borrower's Business shall be revoked or terminated and not replaced by a substitute reasonably acceptable to Lender within 10 days after the date of such revocation or termination, and such revocation or termination and non-replacement could reasonably be expected to have a Material Adverse Effect.

                  7.1.8    Plans. If an event or condition specified in Section
4.7 hereof shall occur or exist with respect to any Pension Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, Borrower or any member of a Controlled Group shall incur, or in the opinion of Lender be reasonably likely to incur, a liability to a Pension Plan or Multiemployer Plan or the PBGC (or any of them) which, in the reasonable judgment of Lender, would have a Material Adverse Effect.

                  7.1.9 Change in Control. If at any time there is a Change in Control of Borrower that is not otherwise permitted or approved by Lender in accordance with the other provisions herein.

                  7.1.10 Acceleration of Any Indebtedness. If the acceleration of any Indebtedness of Borrower or any Subsidiary is in an amount of $50,000 or more, individually or in the aggregate, and such acceleration does not cease to exist, or such Indebtedness is not satisfied, in either case within 30 days after such acceleration.

         7.2 Acceleration of Borrower's Obligations. Upon the occurrence of any Event of Default, the Principal Balance and any accrued but unpaid interest, shall mature and become due, and the Lender, at any time (unless such Event of Default shall have been waived in writing or remedied), at Lender's option, without further notice or demand, may declare all of the Borrower's Obligations to Lender due and payable immediately, all without presentment, demand, protest or notice other than the declaration referred to above, all of which hereby are waived.

         7.3 Remedies on Default. Upon any Event of Default, Lender, at its option, may exercise any or all of the following rights and remedies:

                  (a) the Lender may, without notice to the Borrower and without further action, apply any and all money owing by the Lender to any Borrower to the payment of the Borrower's Obligations;

                  (b) the Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Secured Assets, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Secured Assets (with or without giving any warranties as to the Secured Assets, title to the Secured Assets or similar warranties), and, in connection therewith, the Borrower will on demand assemble the Secured Assets and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;

                  (c) the Lender may exercise and enforce its rights and remedies under the Loan Instruments; and

                  (d) the Lender may exercise any other rights and remedies available to it by law or agreement.

         7.4 Application of Funds. Any funds received by Lender pursuant to the exercise of any rights accorded to Lender pursuant to, or by the operation of any of the terms of, any of the Loan Instruments shall be applied to Borrower's Obligations in the following order of priority:

                  7.4.1 Expenses. First, to the payment of all reasonable fees and expenses actually incurred, including, without limitation, court costs and all other costs incurred by Lender in exercising any rights accorded to Lender pursuant to the Loan Instruments or by applicable law, including, without limitation, reasonable attorneys' fees.

                  7.4.2 Borrower's Obligations. Next, to the payment of the remaining portion of Borrower's Obligations in such order as Lender may determine.

                  7.4.3 Surplus. Any surplus, to the Person or Persons entitled thereto.

         7.5      Performance of Borrower's Obligations. If any Obligor fails to
(i) maintain in force and pay for any insurance policy or bond which such Obligor is required to provide pursuant to any of the Loan Instruments, (ii) keep fully and perform promptly any other of the material obligations of such Obligor hereunder or under any of the other Loan Instruments, and (iii) keep fully and perform promptly the obligations of such Obligor with respect to any issue of Indebtedness secured by a Permitted Prior Lien, then Lender may (but shall not be required to) make good any aforesaid failure of such Obligor. Borrower shall reimburse Lender immediately upon demand for all reasonable sums paid or advanced on behalf of any Obligor for any such purpose, together with reasonable and/or necessary costs and expenses (including reasonable attorneys' fees) paid or incurred by Lender in connection therewith and interest on all sums advanced from the date of advancement until repaid to Lender at the Default Rate. All such sums advanced by Lender, with interest thereon, immediately upon advancement thereof, shall be deemed to be part of Borrower's Obligations.

         7.6 Special Remedy. Upon (i) the occurrence of an Event of Default due to any Obligor's failure to observe or perform any of the covenants in Sections 4.20, 4.21, 4.22, 5.18, 5.19 or 5.20, or (ii) the occurrence of an Event of Default, other than the Events of Default listed in (i) above, which continues for thirty days after written notice of such Event of Default is given by Lender to the Borrower, Lender shall have the right to call a special meeting of the stockholders of the Borrower and to determine the matters to be brought before the stockholders at such meeting. Upon the exercise of such right, Borrower and the Borrower's Board of Directors shall do any and all acts necessary to call the stockholder meeting as soon as possible under Borrower's bylaws.

                                  ARTICLE VIII
                                SECURITY INTEREST

         8.1 Grant of Security Interest. Borrower hereby pledges, assigns and grants to Lender a lien and security interest (the "Lender's Security Interest") in the Secured Assets, as security for the payment and performance of the Borrower's Obligations. Upon request by the Lender, the Borrower will grant the Lender a security interest in all commercial tort claims it may have against any Person.

         8.2 Lien Documents. At Closing and thereafter as Lender deems necessary or reasonably requests Borrower shall execute and deliver to Lender, or have executed and delivered (all in form and substance satisfactory to Lender in its sole discretion):

                  (a) UCC-1 Financing statements pursuant to the Uniform Commercial Code in effect in the jurisdiction(s) in which Borrower operates, which Lender may file in any jurisdiction where any Secured Assets is or may be located and in any other jurisdiction that Lender deems appropriate; provided that a photographic or other reproduction or other copy of this Loan Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement; and

                  (b) Any other agreements, documents, instruments, and writings deemed necessary by Lender or as Lender may otherwise reasonably request from time to time in its discretion to evidence, perfect, or protect Lender's lien and Lender's Security Interest in the Secured Assets required hereunder.

         8.3      Secured Assets Administration.

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

                  (a) All Secured Assets (except deposit accounts) will at all times be kept by Borrower either at its principal office(s), Leasehold Property, Owned Property or third-party warehouse listed on Schedule 8.3, and shall not, without the prior written approval of Lender, be moved therefrom.

                  (b) Borrower shall keep accurate and complete records of its Secured Assets and Accounts and all payments and collections thereon and, upon request by Lender, shall submit to Lender a sales and collections report in form satisfactory to Lender. In addition, if Accounts in an aggregate face amount in excess of $50,000.00 become ineligible because they fail to meet the definition of Qualified Accounts or otherwise, Borrower shall notify Lender of such occurrence on the first Business Day following its having knowledge of such occurrence. If reasonably requested by Lender, Borrower shall deliver to Lender copies of claims, invoices or other information related to Accounts.

                  (c) Whether or not an Event of Default has occurred, Lender shall have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification process.

                  (d) To expedite collection, Borrower shall endeavor in the first instance to make collection of its Accounts for Lender. Lender retains the right at all times after and during the occurrence of an Event of Default, subject to applicable law, to notify Account Debtors that Accounts have been assigned to Lender and to collect Accounts directly in its own name and to charge the collection costs and expenses, including attorneys' fees, to Borrower.

                  (e) Lender will promptly release the Secured Assets upon payment in full of the Borrower's Obligations and, in such connection, execute and deliver, at Borrower's expense, such instruments as Borrower may reasonably request to evidence the release of the Secured Assets.

         8.4 Searches. Prior to Closing, and thereafter (as and when reasonably requested by Lender in its sole discretion), Borrower shall obtain and deliver to Lender the following searches against Borrower and its Subsidiaries (the results of which are to be consistent with Borrower's representations and warranties under this Loan Agreement), all at its own expense:

                  (a) Uniform Commercial Code searches with the Secretary of State and local filing offices of each jurisdiction where Borrower maintains its executive offices, a place of business, its assets or is incorporated; and,

                  (b) Judgment and federal tax lien searches, in each jurisdiction searched under clause (a) above.

         8.5 Power of Attorney. Lender, or his designated agent, is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following, upon the occurrence and during the continuation of an Event of Default: (a) endorse the name of Borrower upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrower and constitute collections on Borrower's Accounts;
(b) execute in the name of Borrower any financing statements, schedules, assignments, instruments, documents, and statements that Borrower is obligated to give Lender hereunder; and (c) do such other and further acts and deeds in the name of Borrower that Lender may deem necessary or desirable to enforce any Account or other Secured Assets or perfect Lender's Security Interest or lien in any Secured Assets.

         8.6 Secured Assets. This Agreement does not contemplate a sale of accounts, contract rights or chattel paper to Lender, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency. The Lender's duty of care with respect to Secured Assets in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Secured Assets, or in the case of Secured Assets in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Lender need not otherwise preserve, protect, insure or care for any Secured Assets. The Lender shall not be obligated to preserve any rights any Borrower may have against prior parties, to realize on the Secured Assets at all or in any particular manner or order or to apply any cash proceeds of the Secured Assets in any particular order of application. The Lender has no obligation to clean-up or otherwise prepare the Secured Assets for sale. Each Obligor waives any right it may have to require the Lender to pursue any third person for any of the Borrower's Obligations.

         8.7 License. Without limiting the generality of any other Loan Instrument, and subject to the license between Stokes Canning Company and Hoopeston Foods Denver Corp., Borrower, for itself and on behalf of each Obligor, hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property rights of the Borrower for the purpose of: (a) completing the manufacture of any in-process materials during any Default Rate Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by such Borrower for its own manufacturing and subject to such Borrower's reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Rate Period.

         8.8 Setoff. The Lender may at any time or from time to time following the occurrence of an Event of Default, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to the Borrower by the Lender, whether or not due, against any of the Borrower's Obligations, whether or not due. In addition, at any time or from time to time following the occurrence of an Event of Default, each other Person holding a participating interest in any of Borrower's Obligations shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to the Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to the Borrower the amount of such participating interest.

         8.9 Assignment of Insurance. As additional security for the payment and performance of the Borrower's Obligations, the Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to

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become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Secured Assets or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender. At any time, whether or not a Default Rate Period then exists, the Lender may (but need not), in the Lender's name or in the Borrower's name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

                                   ARTICLE IX
                             EXPENSES AND INDEMNITY

         9.1 Attorneys' Fees and Other Fees and Expenses. All costs and expenses of all Parties (including, without limitation, all legal fees and expenses and costs) in connection with the preparation of this Loan Agreement and the Debentures and transactions contemplated hereby and in connection with any amendments, modifications or waivers under or in respect of any of the Loan Instruments shall be paid by the Borrower. To the extent that Lender or any of the Guarantors pay any of the costs and expenses on behalf of the Borrower prior to the Closing Date, the amount of such payments shall be reflected as a loan from Stokes Ellis Foods, Inc., formerly known as Lewis Foods, Inc. or Stokes Canning Company to the Borrower, and the total loan receivable shall be distributed out of the holder to Lender on or prior to the Closing Date.

         9.2 Indemnity. Borrower agrees to indemnify and save Lender harmless of and from the following:

                  9.2.1 Fees and Expenses in Enforcement of Rights or Defense of Loan Instruments. Any reasonable expenses or other costs, including reasonable attorneys' fees and expert witness fees, actually incurred by Lender in connection with the enforcement of or collection against any Obligor of any provision of any of the Loan Instruments, and in connection with or arising out of any litigation, investigation or proceeding instituted by any Governmental Body or any other Person with respect to any of the Loan Instruments, whether or not suit is instituted, including, but not limited to, such costs or expenses arising from the enforcement or collection against any Obligor of any provision of any of the Loan Instruments in any state or federal bankruptcy or reorganization proceeding.

                  9.2.2 General. Any loss, cost, liability, damage or expense (including reasonable attorneys' fees and expenses) incurred by Lender and deemed reasonably necessary by Lender with respect to investigating, preparing for, defending against, providing evidence, producing documents or taking other action in respect of any commenced or threatened litigation, administrative proceeding, suit instituted by any Person or investigation under any law, including any federal securities law, the Bankruptcy Code, any relevant state corporate statute or any other securities law, bankruptcy law or law affecting creditors generally of any jurisdiction, or any regulation pertaining to any of the foregoing, or at common law or otherwise, relating to the transactions contemplated by or referred to in, or any other matter related to, the Loan Instruments, whether or not Lender is a party to such litigation, proceeding or suit, or is subject to such investigation.

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

                  9.2.3 Environmental Indemnity. Any and all claims, losses, damages, out of pocket response costs, clean-up costs and expenses suffered and/or incurred at any time by Lender arising out of or in any way relating to the existence at any time of any Hazardous Materials in, on, under, at, transported to or from, or used in the construction and/or renovation of, any of the Leasehold Property, the Owned Property, any parcel of real estate acquired in connection with an acquisition, or otherwise with respect to any Environmental Law, and/or the failure of any Obligor to perform its obligations and covenants hereunder with respect to environmental matters, including, but not limited to: (i) claims of any Persons for damages, penalties, response costs, clean-up costs, injunctive or other relief, (ii) costs of removal and restoration, including fees of attorneys and experts, and costs of reporting the existence of Hazardous Materials to any Governmental Body, and (iii) any expenses or obligations, including reasonable attorneys' fees and expert witness fees, incurred at, before and after any trial or other proceeding before any Governmental Body or appeal therefrom whether or not taxable as costs, including, without limitation, witness fees, deposition costs, copying and telephone charges and other expenses, all of which shall be paid by Borrower to Lender when incurred by Lender.

                  9.2.4    Exclusions. The indemnity provided under Sections
9.2.2 and 9.2.3 shall not apply (i) to litigation commenced by the Borrower against the Lender or any Assignee which seeks enforcement of any of the rights of the Borrower or Obligors hereunder or under any Loan Instrument and is determined adversely to the Lender or any Assignee in a final, non-appealable judgment or a judgment not appealed by the Lender or any Assignee, (ii) to the extent such claims, damages, liabilities and expenses result from the gross negligence or willful misconduct of the Lender or any Assignee, or by a third party acting on behalf of and at the direction of Lender or such Assignee, or
(iii) to the extent such claims, damages, liabilities and expenses result from a matter that constitutes a material breach by Lender or Assignee of its obligations under this Loan Agreement or material breach by JEL of his representations and warranties under Article IV of the Stock Purchase Agreement.

                                    ARTICLE X
                                   ASSIGNMENT

         10.1 Successors and Assigns; Lender Assignments and Participations. Any reference in this Loan Agreement or any other Loan Instrument to any of the parties hereto shall be deemed to include the successors and assigns of such party, and all covenants and agreements by or on behalf of Borrower, the other Obligors or the Lenders that are contained in this Loan Agreement of any other Loan Instrument shall bind and inure to the benefit of their respective successors and assigns; provided, however, that (a) the Borrower and its respective Subsidiaries may not assign their rights or obligations under this Loan Agreement or any other Loan Instrument except for permitted Liquidity Events, and (b) the Lenders shall not be entitled to assign their respective Percentage Interest in the credits extended hereunder or their Commitments except as set forth below in this Article X.

         10.2     Assignments by Lenders.

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

                  10.2.1 Assignees and Assignment Procedures. Each Lender may, in compliance with applicable laws in connection with such assignment, assign to one or more Persons (each, an "Assignee") all or a portion of its interests, rights and obligations under this Loan Agreement and the other Loan Instruments; provided, however, that the parties to each such assignment shall execute and deliver to the Borrower an Assignment and Acceptance (the "Assignment and Acceptance") substantially in the form of Exhibit D, together with the Debentures subject to such assignment. Upon acceptance and recording pursuant to
Section 10.2.3, from and after the effective date specified in each Assignment and Acceptance (which effective date shall, unless waived by the Borrower, be at least five Business Days after receipt of the executed Assignment and Acceptance by the Borrower):

                           (a)      the Assignee shall be party hereto and, to
the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender under this Loan Agreement and

                           (b)      the assigning Lender shall, to the extent
provided in such assignment, be released from its obligations under this Loan Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Loan Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Article IX, as well as to any fees accrued for its account hereunder and not yet paid).

                  10.2.2 Terms of Assignment and Acceptance Incorporated herein. Upon execution and delivery of an Assignment and Acceptance by Lender and an Assignee, the terms and conditions of such Assignment and Assumption Agreement are incorporated herein by this reference

                  10.2.3 Acceptance of Assignment and Assumption. Upon its receipt of a completed Assignment and Acceptance executed by an assigning Lender and an Assignee together with the Debentures subject to such assignment and subject to compliance with applicable laws, the Borrower shall (a) accept such Assignment and Acceptance, (b) record the information contained therein in the Register, and (c) give prompt notice thereof to the non-assigning Lenders. Within five Business Days after receipt of notice, the Borrower, at its own expense, shall execute and deliver to the Assignee, in exchange for the surrendered Debentures, new Debentures to the order of such Assignee in a principal amount equal to the applicable Commitment and Loan assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment and Loan, new Debentures to the order of such assigning Lender in a principal amount equal to the applicable Commitment and Loan retained by it. Such new Debentures shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Debentures, and shall be dated the dates of the surrendered Debentures which they replace.

         10.3 Further Assurances. Each Borrower and their respective Subsidiaries and any Guarantor shall sign such documents and take such other actions from time to time reasonably requested by an Assignee to enable it to share in the benefits of the rights created by the Loan Instruments.

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

         10.4     Confidentiality. Any Assignee will agree to comply with
Section 13.2 concerning confidentiality of certain information.

         10.5 Restrictions on Assignment and Assumption. Notwithstanding any language to the contrary set forth elsewhere in this Article X, none of the Lenders, or any Assignee will:

                  (a) transfer or assign any interest in the Loan without providing ten days' prior written notice to Borrower of such transfer, assignment or assumption;

                  (b) transfer or assign any interest in the Loan to an entity engaged in a Competitive Business, except in connection with a Change in Control; and

                  (c) transfer or assign any interest in the Loan to any other Assignee that owns or has the right to acquire five percent (5%) of any entity that is engaged in a Competitive Business, except in connection with a Change in Control.

         10.6 Restrictions on Sale or Assignment by Lender during First Five Years. The Lender covenants and agrees that it will not sell or assign any interest in this Loan Agreement or the Loan Instruments during the period beginning on the date of this Agreement first set forth above and ending five years thereafter, except as follows:

         (i) Lender may sell or assign all or any portion of its interest in this Loan Agreement or the Loan Instruments to an entity or trust in which Lender owns and retains at least a majority of the total outstanding ownership or beneficial interests in such entity.

         (ii) If Lender owns more than 10% of the total outstanding capital stock of Borrower and is the largest shareholder of Borrower, Lender may, subject to first complying with the provisions set forth in the first paragraph following (iii) below, sell or assign all or any portion of interest in this Loan Agreement or the Loan Instruments upon obtaining the prior written consent of both Borrower and J.P. Turner Company, LLC, the underwriter for the IPO.

         (iii) If Lender owns less than 10% of the total outstanding capital stock of Borrower or is not the largest shareholder, Lender may, subject to first complying with the provisions set forth in the following paragraph, sell or assign all or any portion of interest in this Loan Agreement or the Loan Instruments upon obtaining the prior written consent of Borrower.

Prior to assigning any interest in this Loan Agreement or the Loan Instruments under Sections 10.6 (ii) and (iii) above, Lender shall first offer to Borrower the right to prepay, without penalty, all or any portion of the Principal Balance of the interest that Lender desires to assign. Lender shall notify Borrower of its desire to assign hereunder and the Principal Balance to be assigned. Borrower shall have ten days after receipt of such notice to elect, by notice to Lender (referred to as the "Election Notice"), the amount of the Principal Balance that it desires to prepay. The amount of the Principal Balance that Borrower may elect to prepay shall be no greater than the

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

amount of Principal Balance set forth in Lender's notice and not less than $250,000. If Borrower fails to provide Lender with the Election Notice within the ten day period set forth above, Borrower shall be deemed to have declined to prepay any portion of the Principal Balance that Lender desires to assign. Any Principal Balance that Borrower elects to prepay under this paragraph shall be paid no later than five days after the date that Borrower gives the Election Notice to Lender. If Borrower declines to prepay under this paragraph or elects to prepay less than all of the Principal Balance that Lender desires to assign, Lender may, subject to obtaining the consents required under Sections 10.6(ii) and (iii) above, assign the Principal Balance not prepaid by Borrower hereunder within one hundred and eighty days following expiration the ten day period within which Borrower may give its Election Notice. If Lender does not complete an assignment within such one hundred and eighty day period, the Principal Balance shall again become subject to this paragraph on any future assignment that Lender desires to pursue.

Upon expiration of the five year period, the covenants and agreements set forth in this Section 10.6 shall terminate and be of no further force and effect.

         10.7 Multiple Lenders. If more than one Lender holds the Debentures, the Lenders (i) shall make all decisions required or permitted under this Loan Agreement and any other Loan Instrument (including, without limitation, consents, approvals, waivers and other matters) by affirmative vote of the Lenders holding more than 50% of the outstanding principal amount of the Debentures and (ii) shall appoint one representative to act on behalf of all Lenders for purposes of giving and receiving notices to and from the Borrower and taking other actions under this Loan Agreement and the Loan Instruments (such as auditing the books and records of the Borrower). The initial representative of the Lenders is JEL. The representative can be changed upon affirmative vote of the Lenders in accordance with (i) above and written notice to the Borrower of the new representative. For so long as JEL and Janis M. Lewis are the only Lender, JEL shall always be the representative of the Lender for all purposes.

                                   ARTICLE XI
                                     CLOSING

         11.1 Conditions to Extending Credit. The obligations of the Lenders to make the extension of credit pursuant to Section 2 of this Loan Agreement shall be subject to the satisfaction, on or before the Closing Date, of the conditions set forth in this Section 11.1.

                 11.1.1 Debentures. The Borrower shall have duly executed and delivered to Lender the Debentures.

                 11.1.2 Guaranties. The Guarantors shall each have executed and delivered to Lender a Guaranty Agreement, the form of which is attached hereto as Exhibit E.

                  11.1.3 Security Documents. The Guarantors shall each have executed and delivered to Lender any security agreements or documents requested by the Lender, in order to perfect the security interest held by the Lender in the property of the Guarantors.

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

                  11.1.4 Proper Proceedings. This Loan Agreement, each other Loan Instrument and the transactions contemplated hereby and thereby shall have been authorized by all necessary corporate or other proceedings. All necessary consents, approvals and authorizations of any governmental or administrative agency or any other Person of any of the transactions contemplated hereby or by any other Loan Instrument shall have been obtained and shall be in full force and effect.

                  11.1.5 Legal Opinion. The Lender shall have received from the Borrower's counsel its opinion that the requirements detailed in Section
11.1.4 above are satisfied, which opinion shall be in form and substance reasonably satisfactory to the Lender.

                  11.1.6 Officer's Certificate. The Lender shall have received from an authorized officer of the Borrower a certificate confirming, in his or her official capacity, the representations and warranties set forth in Article III.

                  11.1.7 Control Agreements. The Lender shall have received from each Obligor control agreements, properly executed by each Obligor and each bank at which each Obligor maintains deposit accounts.

                  11.1.8 Deed of Trust. The Lender shall have received from Stokes Canning Company a Deed of Trust, with Lender as beneficiary, against the Borrower's Owned Property located in [______________], Colorado, subject to the existing and recorded deed of trust on such Owned Property held originally by CIT Lending Services Corp.

                  11.1.9 General. The Lender shall have received copies of all documents, including certified copies of the Certificate of Incorporation and By-Laws of Borrower and the other Obligors, records of corporate proceedings, certificates as to signatures and incumbency of officers, opinions of counsel, certificates of good standing from all applicable jurisdictions and officer's certificates which the Lender may have reasonably requested, and any other documents requested by the Lender, such documents where appropriate to be certified by proper corporate or governmental authorities.

         11.2 Closing. The transactions set forth herein are being closed in accordance with the escrow arrangements set forth in Section 3.8 of Stock Purchase Agreement.

                                   ARTICLE XII
                                  LENDER RIGHTS

         12.1 Observer Rights. Until all of Borrower's Obligations are paid and performed in full, the Borrower shall invite Lender, or his designated representative, to attend all meetings of Borrower's Board of Directors in a nonvoting observer capacity, and in this respect shall give Lender, or his designated representative, copies of all notices, minutes, consents, and other material that it provides to its directors. Lender, or his designated representative, may participate in discussions of matters brought to the Board of Directors. The rights of Lender pursuant to this Section 12.1 are assignable pursuant to Article X. Lender agrees to comply with all applicable

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

Federal and State securities and insider trading laws in connection with the information received by Lender under this Section 12.1.

         12.2 Increase in Board. Until all of Borrower's Obligations are paid and performed in full, JEL shall have a one-time right to demand that the Borrower's Board of Directors be increased by one member. Upon such demand, which shall be in writing addressed to the Borrower's Board of Directors, the Borrower and the Borrower's Board of Directors shall (i) do any and all acts necessary to increase the size of the Board of Directors by one member, creating a resulting vacancy and (ii) fill the resulting vacancy by electing Lender or the nominee designated by Lender. In the event the demand right under this
Section 12.2 is exercised, the member who is elected to fill the resulting vacancy shall be reimbursed by Borrower for all reasonable out-of-pocket expenses incurred by such member in connection with his or her attendance at any meeting of the Borrower's Board of Directors.

                                  ARTICLE XIII
                                  MISCELLANEOUS

         13.1 Notices. All notices and communications under this Loan Agreement shall be in writing and shall be (i) delivered in person, (ii) sent by confirmed facsimile, or (iii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or by overnight express carrier, addressed in each case as follows:

         To Borrower:              J. Michael Miller
                                   Chief Executive Officer
                                   Centennial Specialty Foods Corporation
                                   400 Inverness Parkway
                                   Englewood, Colorado 80112
                                   Telephone: (303) 414-4618
                                   Facsimile: (303) 414-4613

         With a copy to:           Robert W. Walter, Esq.

                                   Telephone:
                                   Facsimile:

         To Lender:                James E. Lewis
                                   475 17th Street, Suite 790
                                   Denver, Colorado 80202
                                   Telephone: (303) 296-2087
                                   Facsimile: (303) 296-2088

         With a copy to:           William A. Wiese, Esq.

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

                                   1900 Grant Street, Suite 815
                                   Denver, Colorado 80203
                                   Telephone: (303) 832-3933
                                   Facsimile: (303) 265-9585

or to any other address or facsimile number, as to any of the Parties hereto, as such party shall designate in a written notice to the other Parties hereto. All notices sent pursuant to the terms of this Section 13.1 shall be deemed received
(i) if personally delivered, then on the Business Day of delivery, (ii) if sent by facsimile before 2:00 p.m. eastern time, on the day sent if a Business Day or if such day is not a Business Day or if sent after 2:00 p.m. eastern time, then on the next Business Day, (iii) if sent by overnight, express carrier, on the next Business Day immediately following the day sent, or (iv) if sent by registered or certified mail, on the earlier of the fifth Business Day following the day sent or when actually received. Any notice by facsimile shall be followed by delivery on the next Business Day by overnight, express carrier or by hand.

         13.2 Confidentiality and Non-Disclosure. Each Lender will make no disclosure of confidential information furnished to it by Borrower or any of its Subsidiaries unless such information shall have become public other than as a result of Lender's breach of this Section 13.2, except:

                  (a) in connection with operations under or the enforcement of this Loan Agreement or any other Loan Instrument to Persons who have a reasonable need to be furnished such confidential information and who agree to comply with the restriction contained in this Section 13.2 with respect to such information;

                  (b) pursuant to any statutory or regulatory requirement or any mandatory court order, subpoena or other legal process;

                  (c) to any parent or corporate Affiliate of such Lender or to any Assignee or proposed Assignee; provided, however, that any such Person shall agree to comply with the restrictions set forth in this Section 13.2 with respect to such information;

                  (d) to its independent counsel, auditors and other professional advisors with an instruction to such Person to keep such information confidential; and

                  (e) with the prior written consent of Borrower, to any other Person.

         13.3 Survival of Loan Agreement; Indemnities. All covenants, agreements, representations and warranties made in this Loan Agreement shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Debentures and of all other Loan Instruments, and shall continue in full force and effect so long as any of Borrower's Obligations remain outstanding, unperformed or unpaid. Notwithstanding the repayment of all amounts due under the Loan Instruments, the cancellation of the Debentures and the release and/or cancellation of any and all of the Loan Instruments, the obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section

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

10.2 shall survive until all applicable statute of limitations periods with respect to actions which may be brought against Lender have run.

         13.4 Further Assurance. From time to time, Borrower shall execute and deliver to Lender such additional documents as Lender reasonably may require to carry out the purposes of the Loan Instruments and to protect Lender's rights thereunder, and not take any action inconsistent with the purposes of the Loan Instruments.

         13.5 Taxes and Fees. Should any tax (other than taxes based upon the net income of Lender), recording or filing fees become payable in respect of any of the Loan Instruments, or any amendment, modification or supplement thereof, Borrower agrees to pay the same on demand, together with any interest or penalties thereon attributable to any delay by Borrower in meeting Lender's demand, and agree to hold Lender harmless with respect thereto.

         13.6 Severability. In the event that any provision of this Loan Agreement is deemed to be invalid by reason of the operation of any law, this Loan Agreement shall be construed as not containing such provision and the invalidity of such provision shall not affect the validity of any other provisions hereof, and any and all other provisions hereof which otherwise are lawful and valid shall remain in full force and effect.

         13.7 Waiver. No delay on the part of Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude other or further exercise thereof, or be deemed to establish a custom or course of dealing or performance between the Parties hereto, or preclude the exercise of any other right, power or privilege.

         13.8 Modification of Loan Instruments. No modification or waiver of any provision of any of the Loan Instruments shall be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

         13.9 Captions. The headings in this Loan Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

         13.10 Successors and Assigns. This Loan Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties hereto.

         13.11 Remedies Cumulative. All rights and remedies of Lender pursuant to this Loan Agreement, any other Loan Instruments or otherwise, shall be cumulative and non-exclusive, and may be exercised singularly or concurrently.

         13.12 Entire Agreement; Conflict. This Loan Agreement and the other Loan Instruments executed pursuant hereto constitute the entire agreement among the Parties hereto with respect to the transactions contemplated hereby or thereby and supersede any prior agreements, whether

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

written or oral, relating to the subject matter hereof. In the event of a conflict between the terms and conditions set forth herein and the terms and conditions set forth in any other Loan Instrument, the terms and conditions set forth herein shall govern.

         13.13 APPLICABLE LAW. THE LOAN INSTRUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS AND DECISIONS OF THE STATE OF COLORADO. FOR PURPOSES OF THIS SECTION 13.13, THE LOAN INSTRUMENTS SHALL BE DEEMED TO BE PERFORMED AND MADE IN THE STATE OF COLORADO.

         13.14 Arbitration. Any controversy or claim as to the provisions of this Loan Agreement between or among any of the Parties shall be submitted for binding arbitration. The arbitration shall be conducted by a single arbitrator of the American Arbitration Association ("AAA") in accordance with the applicable Commercial Arbitration Rules of the AAA then in effect. Any arbitration under this Section 13.14 shall take place in Denver, Colorado.

         13.15 Estoppel Certificate. Within 15 days after Lender reasonably requests the Borrower to do so, Borrower will execute and deliver to Lender a statement certifying (i) that this Loan Agreement is in full force and effect and has not been modified except as described in such statement, (ii) the date to which interest on the Debentures has been paid, (iii) the Principal Balance,
(iv) whether or not to its knowledge an Incipient Default or Event of Default has occurred and is continuing, and, if so, specifying in reasonable detail each such Incipient Default or Event of Default of which it has knowledge, (v) whether to its knowledge it has any defense, setoff or counterclaim to the payment of the Debentures in accordance with their terms, and, if so, specifying each defense, setoff or counterclaim of which it has knowledge in reasonable detail (including where applicable the amount thereof), and (vi) as to any other matter reasonably requested by Lender.

         13.16 Counterparts. This Loan Agreement may be executed by the Parties hereto in several counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement.

         13.17 No Fiduciary Relationship. No provision in this Loan Agreement or in any other Loan Instrument, and no course of dealing among the Parties hereto, shall be deemed to create any fiduciary duty by Lender to Borrower.

         13.18 No Strict Construction. The language used in this Loan Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any of the Parties hereto.

         IN WITNESS WHEREOF, this Loan Agreement has been executed and delivered by each of the Parties hereto by a duly authorized officer of each such party on this _____th day of ________, 2003 effective as of the date first written above.

CENTENNIAL SPECIALTY FOODS CORPORATION,
BORROWER,
a Delaware corporation

By: _______________________________________
    J. Michael Miller, Chief Executive Officer

JAMES E. LEWIS, LENDER

By: _______________________________
    James E. Lewis

JANIS M. LEWIS, LENDER

By: _______________________________
    Janis M. Lewis

                         TABLE OF EXHIBITS AND SCHEDULES

Exhibit A                  Initial Budget
Exhibit B                  Initial Cash Flow Budget
Exhibit C                  Form of Debenture
Exhibit D                  Form of Assignment and Acceptance
Exhibit E                  Form of Guaranty

Schedule 3.4.2             Leases
Schedule 3.4.3             Real Property
Schedule 3.5               Litigation
Schedule 3.13.1            Employee Benefit Plan
Schedule 8.3               Third-Party Warehouses

                                    EXHIBIT A
                                 INITIAL BUDGET

See attached.

                                    EXHIBIT B
                            INITIAL CASH FLOW BUDGET

See attached.

                                    EXHIBIT C
                                FORM OF DEBENTURE

See attached.

                                    EXHIBIT D
                        FORM OF ASSIGNMENT AND ACCEPTANCE

See attached.

                                    EXHIBIT E
                                FORM OF GUARANTY

See attached.

                                 SCHEDULE 3.4.2
                                     LEASES

                                 SCHEDULE 3.4.3
                                  REAL PROPERTY

                                  SCHEDULE 3.5
                                   LITIGATION

                                 SCHEDULE 3.13.1
                              EMPLOYEE BENEFIT PLAN

                                  SCHEDULE 8.3
                             THIRD-PARTY WAREHOUSES

                                       65